Exhibit 2.1
EXECUTION COPY
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
JMC COMMUNICATIONS LLC,
ROCCO B. COMMISSO
AND
MEDIACOM COMMUNICATIONS CORPORATION
DATED AS OF NOVEMBER 12, 2010

i

Table of Exhibits
Exhibit A Form of Certificate of Incorporation of the Surviving Corporation
Exhibit B Form of By-laws of the Surviving Corporation
Exhibit C Form of Voting Agreement

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 12, 2010, is entered into by and among JMC COMMUNICATIONS LLC, a Delaware limited liability company (“Merger Sub”), ROCCO B. COMMISSO, the sole member and manager of Merger Sub (“Parent” and, together with Merger Sub and their respective Affiliates, the “RBC Stockholders”), and MEDIACOM COMMUNICATIONS CORPORATION, a Delaware corporation (the “Company” and, collectively with Merger Sub and Parent, the “Parties”). Certain terms used in this Agreement are used as defined in Section 8.11.
RECITALS
     WHEREAS, as of the date hereof, (a) Merger Sub owns of record 1,000,000 issued and outstanding shares of Class B common stock, par value $.01 per share, of the Company (the “Class B Common Stock”), and (b) in addition to his beneficial ownership of such shares held by Merger Sub, Parent owns of record 213,910 issued and outstanding shares of Class A common stock, par value $.01 per share, of the Company (the “Class A Common Stock” and, together with the Class B Common Stock, the “Common Stock”), and 25,789,722 issued and outstanding shares of Class B Common Stock;
     WHEREAS, the Board of Directors, based on the recommendation of a special committee thereof consisting solely of disinterested directors of the Company (the “Special Committee”), has determined that a business combination with the RBC Stockholders, on the terms and subject to the conditions set forth herein, is fair to, and in the best interests of, the holders of Common Stock other than the RBC Stockholders (the “Public Stockholders”); and
     WHEREAS, the Board of Directors, based on the unanimous recommendation of the Special Committee, has (a) approved this Agreement and the transactions contemplated hereby and declared their advisability and (b) recommended adoption of this Agreement by the stockholders of the Company.
     WHEREAS, concurrently with the execution and delivery of this Agreement, the RBC Stockholders are entering into a voting agreement with the Company, substantially in the form of Exhibit C (the “Voting Agreement”), pursuant to which, among other things, such stockholders agree to vote the shares of Common Stock held by them in favor of the adoption of this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the Parties hereby agree as follows:
ARTICLE I
THE MERGER
     Section 1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, pursuant to Section 18-209 of the DLLCA and Section 264 of the DGCL, and the separate corporate existence of Merger Sub shall thereupon cease (the “Merger”). The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Section 1.04 of this Agreement.
     Section 1.02 Closing. The closing of the Merger (the “Closing”) shall take place as soon as practicable, but in no event later than the third Business Day (the “Closing Date”) after the satisfaction or, subject to applicable Law and the terms of this Agreement, waiver (other than in the case of Section 6.01(b) which may not be waived by any Party hereto) of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction of those conditions), unless this Agreement has been theretofore terminated pursuant to its terms or unless another date is agreed to in writing by Parent and the Company. The Closing shall be held at the offices of Baker Botts L.L.P., 30 Rockefeller Plaza, New York, New York 10112, at 10:00 a.m., New York City time, or at such other place and time as Parent and the Company shall agree in writing. At the Closing, the Company shall file a certificate of merger and such other appropriate documents and instruments (collectively, the “Merger Certificate”), executed in accordance with the relevant provisions of the DLLCA and DGCL, with the Secretary of State of the State of Delaware in respect of the Merger, and the Merger shall become effective upon such filing or at such later time as is agreed to by the Company and Parent and specified in the Merger Certificate (the “Effective Time”).
     Section 1.03 Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in this Agreement, in Section 18-209 of the DLLCA and the DGCL (including Sections 259 and 264 thereof).
     Section 1.04 Certificate of Incorporation and By-laws. At the Effective Time, the certificate of incorporation and the by-laws of the Company shall be amended in the Merger to read in their entirety in the form of Exhibit A (in the case of the certificate of incorporation) and Exhibit B (in the case of the by-laws), and, as so amended, shall be the certificate of incorporation and by-laws of the Surviving Corporation until thereafter amended in accordance with their respective terms and the DGCL.
     Section 1.05 Directors. The manager of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the initial director of the Surviving Corporation, to hold office, subject to the applicable provisions of the certificate of incorporation and by-laws of the Surviving Corporation, until his respective successor is duly elected or appointed and qualified in the manner provided in the certificate of incorporation and by-laws of the Surviving Corporation, or until his earlier death, resignation or removal, or as otherwise provided by Law.
     Section 1.06 Officers. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation, subject to the applicable provisions of the by-laws of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and by-laws of the Surviving Corporation, or until their earlier death, resignation or removal, or otherwise as provided by Law.

     Section 1.07 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties hereto or any holder of Common Stock:
     (a) Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and any Dissenting Shares) shall be converted into the right to receive $8.75 in cash (the “Merger Consideration”). As of the Effective Time, all shares of Common Stock (other than Excluded Shares and any Dissenting Shares) shall cease to be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented such share of Common Stock (a “Certificate”) and each holder of uncertificated shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration for each share of Common Stock represented by such Certificate or uncertificated share, to be paid in consideration therefor, without interest, upon surrender of such Certificate or uncertificated share in accordance with Section 2.02(b).
     (b) Each outstanding Excluded Share immediately prior to the Effective Time shall cease to be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a Certificate or uncertificated share that immediately prior to the Effective Time represented such shares shall cease to have any rights with respect thereto and no consideration shall be delivered in exchange therefor.
     (c) All of the outstanding membership interests of Merger Sub, in the aggregate, shall be converted into 1,000 shares of newly issued common stock of the Surviving Corporation.
     Section 1.08 Stock Options; Restricted Stock and ESPP. (a) The Board of Directors (and its Compensation Committee) shall take any and all actions necessary to carry out the provisions of this Section 1.08, effective as of the Effective Time.
     (b) Each option to purchase shares of Common Stock (in each case, an “Option”) that has been granted pursuant to an Employee Incentive Plan or the Director Stock Plan and remains outstanding as of the Effective Time shall be immediately cancelled as of the Effective Time and converted into an obligation of the Surviving Corporation to make a cash payment, if any, to the holder of such Option in accordance with the provisions of this Section 1.08(b).
     (i) To the extent an Option issued pursuant to an Employee Incentive Plan is outstanding and is vested and exercisable by its terms as of the Effective Time, the Surviving Corporation shall pay the holder thereof (other than Parent) a cash payment promptly following the Effective Time (but no later than the payroll date following the Effective Time) equal to the product of (x) the number of shares of Common Stock underlying the vested and exercisable portion of such Option immediately prior to the cancellation of such Option multiplied by (y) the excess, if any, of the Merger Consideration over the exercise price per share of such Option, without any interest for delayed payment and subject to applicable tax withholding.
     (ii) To the extent an Option issued pursuant to an Employee Incentive Plan is outstanding as of the Effective Time and is not vested and exercisable by its terms as of the Effective Time, the Surviving Corporation shall pay the holder thereof (other than

Parent) a cash payment on each date following the Effective Time as of which all or a portion of such Option would have become vested and exercisable pursuant to the terms of such Option in effect immediately prior to the cancellation of such Option (the “Option Vesting Date”) equal to the product of (x) the number of shares of Common Stock underlying such Option to the extent it would have become vested and exercisable on such Option Vesting Date multiplied by (y) the excess, if any, of the Merger Consideration over the exercise price per share of such Option, without any interest for delayed payment and subject to applicable tax withholding.
     (iii) To the extent an Option issued pursuant to the Director Stock Plan is outstanding as of the Effective Time (whether or not such Option is vested and exercisable), the Surviving Corporation shall pay the holder thereof (other than Parent) a cash payment promptly following the Effective Time (but no later than three Business Days) equal to the product of (x) the number of shares of Common Stock underlying such Option multiplied by (y) the excess, if any, of the Merger Consideration over the exercise price per share of such Option, without any interest for delayed payment and subject to applicable tax withholding.
     (iv) For the avoidance of doubt any Option issued pursuant to an Employee Incentive Plan or the Director Stock Plan that (x) has an exercise price per share which equals or exceeds the Merger Consideration or (y) is held by Parent shall be cancelled as of the Effective Time without payment of any consideration to the holder of such Option.
     (c) Any right to receive shares of Common Stock in the future subject to performance or time-based vesting conditions that has been issued pursuant to an Employee Incentive Plan or the Director Stock Plan and that remains outstanding and unvested as of the Effective Time (in each case, a “Restricted Stock Award”) shall be immediately cancelled as of the Effective Time and converted into an obligation of the Surviving Corporation to make a cash payment to the holder of such Restricted Stock Award in accordance with the provisions of this Section 1.08(c).
     (i) The Surviving Corporation shall pay the holder (other than Parent) of a Restricted Stock Award issued pursuant to an Employee Incentive Plan a cash payment on each date following the Effective Time as of which all or a portion of such Restricted Stock Award would have become vested (the “RSA Vesting Date”), an amount in cash equal to the product of (x) the number of shares of Common Stock that would have become vested or would have been delivered on such RSA Vesting Date pursuant to such Restricted Stock Award multiplied by (y) the Merger Consideration, without any interest for delayed payment and subject to applicable tax withholding.
     (ii) The Surviving Corporation shall pay the holder (other than Parent) of a Restricted Stock Award issued pursuant to the Director Plan a cash payment promptly following the Effective Time (but no later than three Business Days) an amount in cash equal to the product of (x) the number of shares of Common Stock underlying such Restricted Stock Award and (y) the Merger Consideration, without interest for delayed payment and subject to applicable tax withholding.

     (iii) For the avoidance of doubt any Restricted Stock Award held by an RBC Stockholder shall be cancelled as of the Effective Time without payment of any consideration to such RBC Stockholder.
     (d) The Company shall terminate the Mediacom Communications Corporation 2010 Employee Stock Purchase Plan (the “ESPP”) effective as of the date which is three days prior to the Effective Time (the “ESPP Termination Date”) in accordance with Section 18(c) of the ESPP. The ESPP Termination Date shall be designated as a new “Exercise Date” (as defined in the ESPP) for the Offering Period (as defined in the ESPP) ending on the ESPP Termination Date. Any funds accumulated under the ESPP on behalf of any employee of the Company (or any of its Subsidiaries) during such Offering Period will be used to purchase shares of Common Stock at the per share Purchase Price (as defined in the ESPP) in effect during such Offering Period under the terms of the ESPP. Any shares of Common Stock issued under the ESPP pursuant to this Section 1.08(d) will be treated for purposes of this Agreement in the same manner as any other outstanding shares of Common Stock as of the Effective Time.
     Section 1.09 Stockholders’ Meeting; Proxy Materials and Other SEC Filings. (a) The Company shall (i) duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders on a date as soon as reasonably practicable after the SEC’s review of the Proxy Statement has been completed (the “Company Stockholders Meeting”), for the purpose of obtaining the Company Stockholder Approval and the Minority Approval with respect to the adoption of this Agreement and (ii) use reasonable best efforts to solicit the adoption of this Agreement by the Company Stockholder Approval and the Minority Approval; provided that, in the event of a Change in the Company Recommendation pursuant to Section 5.07(c), notwithstanding clause (ii) of this Section 1.09(a), (x) the Company shall disclose the fact of such Change in the Company Recommendation in any solicitation made by the Company to its stockholders and (y) the Company shall not be required to solicit in favor of the Company Stockholder Approval or the Minority Approval. The Board of Directors shall recommend adoption of this Agreement by the stockholders of the Company as set forth in Section 3.03(b) (the “Company Recommendation”), and shall not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Parent, Merger Sub or any of their respective Affiliates such recommendation or take any action or make any statement in connection with the Company Stockholders Meeting inconsistent with such recommendation, including approving or recommending or proposing to approve or recommend a third-party Takeover Proposal with respect to the Company or failing to recommend the adoption of this Agreement (collectively, a “Change in the Company Recommendation”); provided that the Special Committee may make a Change in the Company Recommendation pursuant to Section 5.07(c) hereof; and provided, further, that the provision of factual information by the Company to its stockholders shall not be deemed to constitute a Change in the Company Recommendation so long as the disclosure through which such factual information is conveyed, taken as a whole, is not contrary to or inconsistent with the Company Recommendation.
     (b) As promptly as practicable following the date of this Agreement, the Company shall prepare and file with the SEC a proxy statement on Schedule 14A relating to the adoption of this Agreement by the Company’s stockholders (as amended or supplemented, the “Proxy Statement”) and the Parties shall prepare and file with the SEC a Schedule 13E-3 (as amended or supplemented, the “Schedule 13E-3”). The Parties shall cooperate with each other in connection with the preparation of the foregoing documents. The Company shall use its reasonable best efforts to ensure that the Proxy Statement and the Schedule 13E-3 do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, other than with respect to statements made based on information supplied in writing by either RBC Stockholder specifically for inclusion therein. Each RBC Stockholder shall use its reasonable best efforts to ensure that none of the information it supplies in writing specifically for inclusion in the Proxy Statement or Schedule 13E-3 contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. The Company shall use its reasonable best efforts to have the SEC’s review of the Proxy Statement, and the Parties shall use their reasonable best efforts to have the SEC’s review of the Schedule 13E-3, completed as promptly as practicable.
     (c) The Company shall cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the SEC’s review of the Proxy Statement is completed.
     (d) The Company shall promptly notify the RBC Stockholders of the receipt by the Company of any oral or written comments from the SEC relating to the Proxy Statement or the Schedule 13E-3. The Company shall cooperate with the RBC Stockholders with respect to, and provide the RBC Stockholders with a reasonable opportunity to review and comment on, drafts of the Proxy Statement (including each amendment or supplement thereto), and the Parties shall cooperate with respect to, and provide each other with a reasonable opportunity to review and comment on, the draft Schedule 13E-3 (including each amendment or supplement thereto) and all responses to requests for additional information by, and replies to comments of, the SEC, prior to filing such with or sending such to the SEC, and the Parties shall provide each other with copies of all such filings made and correspondence with the SEC.
     (e) If at any time prior to the Effective Time, any information should be discovered by any Party that should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3 so that the Proxy Statement or the Schedule 13E-3, as the case may be, would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the appropriate Party with the SEC and disseminated by the Company to the stockholders of the Company.
     Section 1.10 Further Assurances. After the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of any Party, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of any Party, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE II
DISSENTING SHARES; PAYMENT FOR SHARES
     Section 2.01 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Common Stock outstanding immediately prior to the Effective Time that are held by stockholders (i) who shall have neither voted for adoption of this Agreement nor consented thereto in writing and (ii) who shall be entitled to and shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (“Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration at the Effective Time, and the holders of Dissenting Shares, if any, shall be entitled only to such rights as are granted by Section 262 of the DGCL; provided, however, that if any holder of Dissenting Shares shall fail to perfect or otherwise shall waive, withdraw, or lose the right to appraisal under Section 262 of the DGCL, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then, at the Effective Time or the occurrence of such event, whichever last occurs, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted or deemed to have been converted, as the case may be, into the right to receive the Merger Consideration in the manner provided in Section 1.07. The Company shall give Merger Sub (i) prompt notice of any written demands for appraisal, withdrawals (or attempted withdrawals) of demands for appraisal and any other instruments served pursuant to Section 262 of the DGCL and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal. The Company shall not, except with the prior written consent of the RBC Stockholders, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.
     Section 2.02 Payment Fund. (a) Payment Fund. As soon as practicable after the execution of this Agreement, the Company shall enter into an agreement (the “Paying Agent Agreement”) with a bank or trust company selected by the Company (subject to the Special Committee’s approval not to be unreasonably withheld or delayed) and reasonably satisfactory to the RBC Stockholders to act as paying agent hereunder for the purpose of exchanging Certificates and uncertificated shares for the Merger Consideration (the “Paying Agent”). As promptly as reasonably practicable after the Effective Time, the Surviving Corporation shall deposit or cause to be deposited with the Paying Agent, in trust for the benefit of holders of shares of Common Stock (other than Excluded Shares and any Dissenting Shares), an amount of cash representing the aggregate cash consideration payable pursuant to Section 1.07. Any cash deposited with the Paying Agent shall hereinafter be referred to as the “Payment Fund.”
     (b) Payment Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation will instruct the Paying Agent to mail to each holder of record of (i) a Certificate or Certificates that immediately prior to the Effective Time evidenced outstanding shares of Common Stock (other than Excluded Shares) or (ii) shares of Common Stock (other than Excluded Shares) represented by book-entry (“Book-Entry Shares”), (A) a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, and shall be in such form and have such other provisions as the Surviving

Corporation may reasonably specify) and (B) instructions for use in effecting the surrender of such Certificates or Book-Entry Shares in exchange for the Merger Consideration pursuant to Section 1.07. Upon surrender of such a Certificate or Book-Entry Share for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with a letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions (collectively, the “Transmittal Documents”), the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each share of Common Stock formerly represented by such Certificate or Book-Entry Share, without any interest thereon, less any required withholding of taxes, and the Certificate or Book-Entry Share so surrendered shall thereupon be cancelled. In the event of a transfer of ownership of Common Stock that is not registered in the transfer records of the Company, the Merger Consideration may be issued and paid in accordance with this Article II to the transferee of such shares if the Certificate or Book-Entry Share evidencing such shares is presented to the Paying Agent and is properly endorsed and/or otherwise in proper form for transfer. In such event, the signature on the Certificate or Book-Entry Share or any related stock power must be properly guaranteed and the Person requesting payment of the Merger Consideration must either pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate or Book-Entry Share so surrendered or establish to the Surviving Corporation that such tax has been paid or is not applicable. The Merger Consideration will be delivered by the Paying Agent as promptly as practicable following surrender of such a Certificate or Book-Entry Share and the related Transmittal Documents. Cash payments may be made by check unless otherwise required by a depositary institution in connection with delivery of Book-Entry Shares. No interest will be payable on any Merger Consideration. Until surrendered in accordance with this Section 2.02, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to evidence only the right to receive, upon such surrender, the Merger Consideration for each share of Common Stock (other than Excluded Shares and any Dissenting Shares) formerly represented by such Certificate or Book-Entry Share. The Payment Fund shall not be used for any purpose other than as set forth in this Article II. Any interest, dividends or other income earned on the investment of cash held in the Payment Fund shall be for the account of the Surviving Corporation. The Merger Consideration delivered upon surrender of the Certificates or Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares represented by such Certificates or Book-Entry Shares.
     (c) Termination of Payment Fund. Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains undistributed to the Public Stockholders for six months following the Effective Time shall be delivered by the Paying Agent to the Surviving Corporation. Any Public Stockholders who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration.
     (d) No Liability. None of the Company, the Surviving Corporation, Parent or the Paying Agent shall be liable to any Person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
     (e) Investment of the Payment Fund. The Paying Agent shall invest any cash included in the Payment Fund as directed by the Surviving Corporation on a daily basis and in accordance with the Paying Agent Agreement; provided that any gain or loss thereon shall not affect the amounts payable to the stockholders of the Company pursuant to Article I or this Article II. Any interest and other income resulting from such investments shall promptly be paid to the Surviving Corporation. If for any reason (including as a result of losses) the cash in the Payment Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder, the Surviving Corporation shall promptly deposit cash into the Payment Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.
     (f) Withholding Rights. Each of the Surviving Corporation, Parent and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Common Stock in respect of which such deduction and withholding was made.
     (g) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, the holder of such lost, stolen or destroyed Certificate shall execute an affidavit of that fact upon request. The holder of any such lost, stolen or destroyed Certificate shall also deliver a reasonable indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to such Certificate alleged to have been lost, stolen or destroyed. The affidavit and any indemnity which may be required hereunder shall be delivered to the Paying Agent (or, after the six-month anniversary of the Effective Time, the Surviving Corporation), which shall be responsible for making payment for such lost, stolen or destroyed Certificates pursuant to the terms hereof.
     Section 2.03 Stock Transfer Books. From and after the Effective Time, the holders of Certificates or Book-Entry Shares representing shares of Common Stock shall cease to have any rights with respect to such shares, except as provided in this Agreement or by applicable Law. Any Certificate or Book-Entry Share presented to the Paying Agent or the Surviving Corporation for any reason at or after the Effective Time shall be canceled and, in the case of any Certificates or Book-Entry Shares representing Common Stock (other than Excluded Shares and Dissenting Shares), exchanged for the Merger Consideration pursuant to the terms of this Article II.
     Section 2.04 Section 16 Matters. Prior to the Effective Time, the Company shall take such steps, to the extent required and permitted, to cause the transactions contemplated by this Agreement, including any dispositions of equity securities (including derivative securities) of the Company by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
     Section 2.05 Adjustments to Prevent Dilution. In the event that prior to the Effective Time, solely as a result of a reclassification, combination, stock split (including a reverse stock split), stock dividend or stock distribution which in any such event is made on a pro rata basis to all holders of Common Stock, there is a change in the number of shares of Common Stock outstanding or issuable upon the conversion, exchange or exercise of securities or rights convertible or exchangeable or exercisable for shares of Common Stock, then the Merger Consideration shall be equitably adjusted to eliminate the effects of such event.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except (x) in the case of all representations and warranties contained in any provision of this Article III other than Sections 3.02 and 3.04, as set forth in reasonable detail in any SEC Reports filed prior to the date hereof or (y) as disclosed to the RBC Stockholders in a letter (the “Company Disclosure Letter”) delivered to them by the Company immediately prior to the execution of this Agreement (with specific reference to the representations and warranties in this Article III to which the information in such letter relates, except to the extent it is reasonably apparent from the face of such disclosure that such disclosure is applicable to any other representation or warranty), the Company hereby represents and warrants to the RBC Stockholders as follows:
     Section 3.01 Corporate Organization. The Company and each of its Subsidiaries is a corporation, limited liability company, partnership or other legal entity duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, formation or organization and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any failure to be so qualified or licensed or in good standing that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.
     Section 3.02 Capitalization. (a) As of the date of this Agreement, the authorized capital stock of the Company consists of 300,000,000 shares of Class A Common Stock, 100,000,000 shares of Class B Common Stock, and 100,000,000 shares of a class designated as preferred stock (the “Company Preferred Stock”). As of the date of this Agreement, (i) 41,264,139 shares of Class A Common Stock were issued and outstanding, (ii) 56,190,088 shares of Class A Common Stock were held in treasury by the Company, (iii) 24,250,000 shares of Class A Common Stock were reserved for issuance under the Employee Incentive Plans and the Director Stock Plan (of which, 9,301,128 were subject to outstanding options to purchase, or restricted stock units with respect to, shares of Class A Common Stock granted thereunder), (iv) 27,001,944 shares of Class B Common Stock were issued and outstanding, (v) no shares of Class B Common Stock were held in treasury by the Company, (vi) no shares of Class B Common Stock were reserved for issuance under the Company Stock Plans, and (vii) no shares of Company Preferred Stock were issued and outstanding. All issued and outstanding equity securities of the Company and each of its Subsidiaries are duly authorized, validly issued, fully paid and nonassessable.

     (b) Section 3.02(b) of the Company Disclosure Letter contains a correct and complete list, as of the date of this Agreement, of all outstanding options or other rights to purchase or receive shares of Common Stock granted under a Company Stock Plan or otherwise, , showing (i) the number of shares of Common Stock subject thereto and the exercise price thereof, and (ii) the grant date, vesting date (or dates) and expiration date thereof.
     (c) There are no preemptive or similar rights on the part of any holder of any class of securities of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or any of its Subsidiaries on any matter submitted to stockholders or a separate class of holders of capital stock. Except as set forth in Section 3.02(b) of the Company Disclosure Letter, as of the date of this Agreement, there are no options, warrants, calls, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind relating to issued or unissued capital stock or other securities of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party or by which any of them is bound (i) obligating the Company or any of its Subsidiaries to issue, deliver, sell or transfer or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred or repurchased, redeemed or otherwise acquired, any shares of the capital stock of, or other equity interests in, the Company or any of its Subsidiaries, any additional shares of capital stock of, or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity interest in, the Company or any of its Subsidiaries, other than obligations to either RBC Stockholder, (ii) obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking, other than obligations to either RBC Stockholder, or (iii) that give any Person (other than an RBC Stockholder) the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of, or other equity interests in, the Company or any of its Subsidiaries.
     (d) Except for this Agreement and the Voting Agreement and agreements to which any RBC Stockholder is party, there are no voting trusts or other agreements or understandings to which the Company is a party or is bound, or of which it has approved with respect to the voting of capital stock of the Company.
     Section 3.03 Authority Relative to this Agreement. (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby (other than obtaining the Company Stockholder Approval and filing the Certificate of Merger in accordance with the DGCL and the DLLCA). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each other party hereto, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to or limited by (i) bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditor’s rights generally and (ii) the effect of general principles of equity (regardless of whether enforceability is considered a proceeding at law or in equity).
     (b) The Special Committee, at a meeting duly called and held, has by unanimous vote of both its members approved and declared this Agreement and the transactions contemplated hereby, including the Merger, advisable and has determined that such transactions are fair to, and in the best interests of, the Public Stockholders. The Board of Directors, based on the unanimous recommendation of the Special Committee and the factors discussed with the Board of Directors by the Special Committee and their financial advisors, has (i) determined that the transactions contemplated by this Agreement are fair to, and in the best interests of, the Public Stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, and declared their advisability, and (iii) recommended adoption by the stockholders of the Company, subject to the terms and conditions set forth herein, of this Agreement.
     Section 3.04 No Conflict; Required Filings and Consents. (a) The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, will not, (i) conflict with or violate the Constituent Documents of the Company or any of its Subsidiaries, (ii) assuming the receipt of the approvals referred to in clauses (i), (ii) and (iii) of Section 3.04(b), conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (iii) assuming the making of the filings, giving of notices and receipt of the Consents contemplated by Section 3.04(b) (including any thereof within the scope of clause (iv) of such Section), result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) or require a Consent under, result in the loss of a material benefit under or give to others any right of termination, amendment, acceleration, payment or cancellation of, or result in the creation of a lien or other encumbrance on any property or under any contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their properties or assets is bound or affected, except in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.
     (b) The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby will not require any Consent of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, including any court or other judicial authority (each a “Governmental Entity”), except for (i) the applicable requirements of the Exchange Act, (ii) the filing of the Merger Certificate and any other documents as required by the DGCL and the DLLCA in connection with the Merger and the other transactions contemplated by this Agreement, (iii) the approvals from other regulatory agencies set forth in Section 3.04(b) of the Company Disclosure Letter (the “Governmental Approvals”), (iv) such Consents for which the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (v) such other items as may be required by reason of the business or identity of any of the RBC Stockholder.
     Section 3.05 SEC Filings and Financial Statements. The Company has heretofore filed all forms, reports, statements, schedules and other materials with the SEC required to be filed pursuant to the Exchange Act or other federal securities laws since January 1, 2008 (the “SEC Reports”). As of their respective dates, or, if applicable, the dates such SEC Reports were amended prior to the date hereof, the SEC Reports (including all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein) complied in all material respects with all applicable requirements of the Exchange Act and other federal securities laws as of the applicable date and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made as to the accuracy of any financial projections or forward-looking statements or completeness of any information furnished by the Company to the SEC pursuant to Regulation FD under the Exchange Act. The financial statements of the Company included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (including the related notes thereto), the Company’s Quarterly Reports on Forms 10-Q for the periods ended March 31, 2010 and June 30, 2010 (including, in each case, the related notes thereto) comply in all material respects with the applicable rules and regulations of the SEC with respect thereto as of the date filed and were prepared in accordance with GAAP, consistently applied (except as may be indicated therein or in the notes or schedules thereto). Such financial statements fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended, subject, in the case of unaudited interim financial statements, to normal year-end audit adjustments.
     Section 3.06 Taxes. (a) The Company and each of its Subsidiaries has (i) duly and timely filed with the appropriate Taxing Authorities all material Tax Returns required to be filed by it in respect of any Taxes, (ii) duly and timely paid in full all material Taxes that are due and payable by it except to the extent such Taxes are being disputed in good faith and for which adequate reserves have been established in accordance with GAAP applied on a consistent basis and (iii) established reserves in accordance with GAAP that are adequate for the payment of all material Taxes not yet due and payable with respect to the results of operations of the Company and each of its Subsidiaries through the date of this Agreement.
     (b) There is no deficiency, claim, audit, suit, proceeding, request for information or investigation now pending, outstanding or threatened against or with respect to the Company or any of its Subsidiaries in respect of any material Taxes, in each case, the resolution of which would reasonably be expected to result in a material liability or obligation to the Company or the applicable Subsidiary of the Company.
     Section 3.07 Proxy Statement. None of the information contained in the Proxy Statement will at the time of the mailing of the Proxy Statement to the stockholders of the Company, at the time of the Company Stockholders Meeting, and at the time of any amendments thereof or supplements thereto, and none of the information supplied or to be supplied by the

Company or any of its Representatives for inclusion or incorporation by reference in the Schedule 13E-3 to be filed with the SEC, will, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by the RBC Stockholders or any of their Representatives or Affiliates or as to the accuracy of any financial projections or forward-looking statements or completeness of any information furnished by the Company to the SEC pursuant to Regulation FD under the Exchange Act. The Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the Exchange Act, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by the RBC Stockholders or any portion of the Proxy Statement or Schedule 13E-3 not related to the Company.
     Section 3.08 Restricted Payment Capacity; No Contractual Impediments to Drawdown. (a) The Company has made available to Parent information requested in writing by Parent as of the date hereof regarding the Broadband Restricted Payment Capacity, under the provisions of the Broadband Indenture and the Broadband Credit Agreement, including Section 1007 (Limitation on Restricted Payments) of the Broadband Indenture and related definitions contained therein, and Section 8.09 (Restricted Payments) of the Broadband Credit Agreement and related definitions contained therein.
     (b) The Company has made available to Parent information requested in writing by Parent as of the date hereof regarding the LLC Restricted Payment Capacity, under the provisions of the LLC Indenture and the LLC Credit Agreement, including Section 1007 (Limitation on Restricted Payments) of the LLC Indenture and related definitions contained therein, and Section 8.09 (Restricted Payments) of the LLC Credit Agreement and related definitions contained therein.
     (c) Other than the Indentures and the Credit Agreements, none of the Company or any of its Subsidiaries is a party to any contract, agreement, indenture, arrangement or understanding that prohibits, restricts or otherwise limits the Company or any of its Subsidiaries from borrowing the funds under the Credit Agreements as contemplated hereby or using such funds to pay the aggregate Merger Consideration and other payments required to be made by the Surviving Corporation at the Closing pursuant to Section 7.03 hereof.
     Section 3.09 Employee Benefit Plans and Related Matters; ERISA. No Company Benefit Plan exists that, as a result of the execution of this Agreement, stockholder approval of this Agreement, or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), could (i) result in severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Benefit Plans, or (iii) limit or restrict the right of the Company to merge, amend or terminate any of the Company Benefit Plans.

     Section 3.10 Franchise Renewal Rights. Except as set forth in Section 3.10 of the Company Disclosure Letter, the Company is not operating under any temporary operating authority with respect to any franchise granted under any Franchise Agreement to which the Company is a party as of the date hereof, other than any such operations that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received notice from any Person that any Franchise Agreement to which the Company or any of its Subsidiaries is a party as of the date hereof will not be renewed or that the applicable Governmental Entity has challenged or raised any objection to or otherwise questioned the Company’s or such Subsidiary’s request for renewal under Section 626 of the Cable Act, and the Company and its Subsidiaries have responded to any and all inquiries and demands by Governmental Entities made with respect to such requests for renewal on a basis consistent with past practices and in substantial compliance with applicable law.
     Section 3.11 Absence of Undisclosed Liabilities. The Company and its Subsidiaries do not have any liabilities or obligations, known or unknown, contingent or otherwise, except (a) liabilities and obligations in the respective amounts reflected on or reserved against in the Company Financial Statements (including the notes thereto), (b) liabilities and obligations incurred in the ordinary course of business, consistent with past practice, since June 30, 2010, that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect and (c) as set forth in Section 3.11 of the Company Disclosure Letter.
     Section 3.12 Stockholder Approval. The only vote of stockholders of the Company required under the DGCL, the Constituent Documents of the Company and the rules and regulations of The Nasdaq Global Select Market in order for the Company to validly perform its obligations under this Agreement is the adoption of this Agreement by the affirmative vote of a majority of the aggregate voting power of the issued and outstanding shares of Common Stock (the “Company Stockholder Approval”). This Agreement also requires, as a condition to the Closing, that Public Stockholders holding more than 50% of the outstanding shares of Class A Common Stock held by Public Stockholders other than immediate family members of Parent and executive officers and directors of the Company and its Subsidiaries shall have voted in favor of the adoption of this Agreement (the “Minority Approval”).
     Section 3.13 Opinion of Financial Advisor. The Special Committee has received the opinion of Barclays Capital Inc. to the effect that, as of the date hereof, and subject to the various assumptions and qualifications set forth therein, the Merger Consideration is fair from a financial point of view to the Public Stockholders. The engagement letter entered into by Barclays Capital Inc. and the Special Committee with respect to the transactions contemplated by this Agreement includes a consent to inclusion in its entirety of the opinion described in this Section 3.13 in any documents required to be filed with the SEC in connection with the transactions contemplated by this Agreement, which consent has not been withdrawn.
     Section 3.14 Brokers. No broker, finder or investment banker (other than Barclays Capital Inc.) is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Barclays Capital Inc. pursuant to which

Barclays Capital Inc. would be entitled to any payment, reimbursement of expenses and indemnification relating to any of the transactions contemplated hereby.
     Section 3.15 No Other Representations or Warranties. The Company agrees that except for the representations and warranties contained in this Agreement, or incorporated herein by reference, none of Parent, Merger Sub or any other Person on their behalf makes any other express or implied representation or warranty with respect to Parent or Merger Sub or any other information provided to the Company by or on behalf of Parent or Merger Sub.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Each of Parent and Merger Sub hereby, jointly and severally, represents and warrants to the Company as follows:
     Section 4.01 Organization. Merger Sub is duly formed, validly existing and in good standing under the Laws of the State of Delaware.
     Section 4.02 Authority Relative to this Agreement. Merger Sub has all necessary limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Merger Sub of this Agreement and the consummation of the transactions contemplated hereby by Merger Sub have been duly and validly authorized by its sole member, and no other limited liability company proceedings on the part of Merger Sub are necessary to authorize the execution, delivery and performance by Merger Sub of this Agreement or the consummation by Merger Sub of the transactions contemplated hereby. Each of Merger Sub and Parent has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the other parties thereto, such agreement constitutes valid and binding obligations of each of Merger Sub and Parent, enforceable against each of them in accordance with their respective terms.
     Section 4.03 No Conflict; Required Filings and Consents. (a) The execution, delivery and performance by each Merger Sub and Parent of this Agreement and the consummation of the transactions contemplated hereby by Merger Sub or Parent will not (i) conflict with or violate the Constituent Documents of Merger Sub, (ii) conflict with or violate any Law applicable to Merger Sub or Parent or by which any of their respective properties or assets are bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice, lapse of time or both, would become a default) under, result in the loss of a material benefit under or give to others any right of termination, amendment, acceleration, payment or cancellation of, or result in the creation of a lien or other encumbrance on any property or contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Merger Sub or Parent is a party or by which Merger Sub or Parent or any of their respective properties or assets are bound or affected, except in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, or would not reasonably be expected to, individually or in the aggregate, prevent or materially impair or delay the performance by Merger Sub or Parent of any of their respective obligations under this Agreement or the consummation of any of the transactions contemplated hereby (a “Parent Material Adverse Effect”).
     (b) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby by Parent and Merger Sub will not require any Consent of, or filing with or notification to, any Governmental Entity by Parent or Merger Sub, except (i) for (A) the requirements of the Exchange Act, and (B) the Governmental Approvals and (ii) where the failure to obtain such Consents, or to make such filings or notifications, would not, individually or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect.
     Section 4.04 Operations of Merger Sub. Merger Sub was formed specifically for the transactions contemplated by this Agreement and has conducted no operations and incurred no obligation other than those incident to its formation and in connection with the transactions contemplated by this Agreement (including in connection with retaining J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated as its financial advisors).
     Section 4.05 Proxy Statement. None of the information supplied or to be supplied by Parent or Merger Sub or their respective Affiliates or Representatives for inclusion or incorporation by reference in the Proxy Statement will at the time of the mailing of the Proxy Statement to the stockholders of the Company, at the time of the Company Stockholders Meeting, and at the time of any amendments thereof or supplements thereto, and none of the information contained in the Schedule 13E-3 to be filed with the SEC concurrently with the filing of the Proxy Statement, will, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the Exchange Act, except that no representation is made by Parent or Merger Sub with respect to statements, made or incorporated by reference therein based on information supplied by the Company or any of its Representatives.
     Section 4.06 No Material Transactions. Since April 1, 2010 to the date hereof, none of Parent (in his capacity as an officer of the Company or otherwise) or Merger Sub or any of their respective Affiliates has commenced or engaged in, or has directed any other Person to commence or engage on their behalf in any negotiations, agreed in principle, executed any agreement nor has any such party received any written offer, written proposal or written indication of interest (a) pursuant to which (i) all or any substantial portion of the assets or properties of the Company or the Surviving Corporation or their subsidiaries would be, directly or indirectly, offered, sold, leased, exchanged or otherwise disposed of, (ii) any material number of shares of capital stock of the Company or the Surviving Corporation or their subsidiaries would be, directly or indirectly, offered or sold, (iii) the Company or the Surviving Corporation or their subsidiaries would be merged, combined or reorganized with another person or entity subsequent to the Closing, or (b) that would constitute a material change to the Company’s existing long term business plan. As of the date hereof, neither Parent or its Affiliates nor Merger Sub or its Affiliates has any current plan to take or cause any of the actions described in the preceding sentence.

     Section 4.07 Brokers. No broker, finder or investment banker, other than J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub or any of their Affiliates.
     Section 4.08 No Other Representations or Warranties. Parent and Merger Sub agree that except for the representations and warranties contained in this Agreement, neither the Company nor any other Person on its behalf makes any other express or implied representation or warranty with respect to the Company or any information provided to Parent or Merger Sub by or on behalf of the Company.
ARTICLE V
COVENANTS AND OTHER AGREEMENTS
     Section 5.01 Conduct of Business of the Company. Subject in all respects to the last sentence of this Section 5.01, from the date of this Agreement until the Effective Time, unless Parent shall otherwise consent in writing or except as otherwise expressly provided for in this Section 5.01 or elsewhere in this Agreement, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice and shall use its reasonable best efforts to preserve intact and maintain its business organization and goodwill and relationships with customers, suppliers and others having business dealings with it and to keep available the services of its key officers and employees on terms and conditions substantially comparable to those currently in effect and maintain its current material franchise and other rights, in each case, consistent with past practice; provided, however, that nothing in the sentence shall prevent the Company or any Subsidiary from substituting a State-issued franchise for a locally issued franchise in any jurisdiction or preclude changes in its franchises or other rights that are not, individually or in the aggregate, materially adverse to the Company and its Subsidiaries. In addition, except as otherwise expressly provided for in this Agreement (including any subsection of this Section 5.01), from the date hereof until the Effective Time, without the prior written consent of Parent, not to be unreasonably withheld or delayed, the Company shall not, and shall not permit any of its Subsidiaries to:
     (a) adopt or propose any change in the certificate of incorporation or by-laws of the Company or adopt any material change in the certificate of incorporation, by-laws or other comparable organizational documents of any Subsidiary;
     (b) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its capital stock (other than, subject to Section 5.01(l), dividends or distributions declared, set aside, made or paid by any Subsidiary wholly-owned by the Company or another Subsidiary to the Company or such other Subsidiary), (ii) split, combine, subdivide or reclassify any of its capital stock or issue or propose or authorize the issuance of any other securities (including options, warrants or any similar security exercisable for, or convertible into, such other security) in respect of, in lieu of, or in substitution for, shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire any shares of the capital stock of the Company or any of its Subsidiaries, or any other equity interests or any rights, warrants or options to acquire any such shares or interests other than pursuant to, or in connection with, the Company Stock Plans;
     (c) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock or other securities (including any options, warrants or any similar security exercisable for or convertible into such capital stock or similar security) other than (i) pursuant to the exercise of existing options granted under the Company Stock Plans in accordance with their present terms or (ii) delivery of shares of capital stock upon the vesting of any restricted stock units granted under the Company Stock Plans;
     (d) merge or consolidate with any other Person (other than mergers of wholly-owned Subsidiaries of the Company) or, other than in the ordinary course of business consistent with past practice, acquire an amount of assets or equity of any other Person in excess of $500,000;
     (e) sell, lease, license, subject to a Lien, other than a Permitted Lien or otherwise surrender, relinquish or dispose of any assets, property or rights (including capital stock of a Subsidiary of the Company) except (i) pursuant to existing written contracts or commitments, (ii) sales in the ordinary course, consistent with past practice, (iii) sales of assets listed in Section 5.01(e) of the Company Disclosure Letter, or (iv) in an amount not in excess of $500,000 individually or in the aggregate;
     (f) (i) make any loans, advances or capital contributions to, or investments in, any Person other than (x) subject to Section 5.01(l), loans, advances or capital contributions to, or investments in, the ordinary course of business consistent with past practice by (A) a wholly-owned Subsidiary of the Company in or to the Company or another wholly-owned Subsidiary of the Company or (B) the Company or any of its wholly-owned Subsidiaries in or to wholly-owned Subsidiaries of the Company, (y) pursuant to any contract or other legal obligation existing at the date of this Agreement, or (z) advances to employees in the ordinary course of business consistent with past practice, not to exceed $10,000 in each individual case, (ii) subject to Section 5.01(l), create, incur, guarantee or assume any new Indebtedness, issue debt securities, guarantees, loans or advances, other than as otherwise permitted by this Section 5.01 and other than borrowings in the ordinary course of business consistent with past practices, or (iii) make or commit to make capital expenditures in an aggregate amount exceeding the amount set forth in the Company’s 2010 capital expenditure budget by more than 10%;
     (g) materially amend or otherwise materially modify benefits under any Company Benefit Plan, accelerate the payment or vesting of benefits or amounts payable or to become payable under any Company Benefit Plan as currently in effect on the date hereof, fail to make any required contribution to any Company Benefit Plan, merge or transfer any Company Benefit Plan or the assets or liabilities of any Company Benefit Plan, change the sponsor of any Company Benefit Plan, or terminate or establish any Company Benefit Plan, in each case except (i) as required by applicable Law or an existing agreement or plan identified in Section 3.09 of the Company Disclosure Letter, (ii) as contemplated by this Agreement or (iii) acceleration or payment or vesting or other modifications of benefits in connection with a severance arrangement permitted by Section 5.01(i);

     (h) grant any increase in the compensation or benefits of directors, officers, employees, consultants, representatives or agents of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice or as required by applicable law or any Company Benefit Plan;
     (i) other than in the ordinary course of business consistent with past practice, enter into or amend or modify any change of control, severance, consulting, retention or employment agreement with any officer of the Company, or any change of control, severance, consulting, retention or employment plan, program or arrangement;
     (j) other than in the ordinary course of business , settle or compromise any Action material to the business of the Company and its Subsidiaries, taken as a whole, or enter into any consent, decree, injunction or similar restraint or form of equitable relief in settlement of any Action other than such settlements and compromises that relate to Taxes (which are the subject of Section 5.01(k)) or that, individually or in the aggregate, are not material to the business or the Company and its Subsidiaries, taken as a whole;
     (k) other than in the ordinary course of business consistent with past practice, (i) make or rescind any express or deemed material election relating to Taxes or consent to any extension of the limitations period applicable to any material Tax claim or assessment, (ii) settle or compromise any material Action relating to Taxes or surrender any right to obtain a material Tax refund or credit, offset or other reduction in Tax liability or (iii) change any method of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the taxable year ending December 31, 2009, other than, in the case of this clause (iii), changes that, individually or in the aggregate, are not material to the business of the Company and its Subsidiaries, taken as a whole;
     (l) enter into any transaction that would result in a material reduction of the Broadband Restricted Payment Capacity or the LLC Restricted Payment Capacity;
     (m) enter into or renew or extend any agreements or arrangements that limit materially or otherwise materially restrict the Company or any of its Subsidiaries or any successor thereto, or that could, after the Effective Time, limit or restrict the Surviving Corporation or any of its Affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area;
     (n) materially change any method of accounting or accounting principles or practices by the Company or any of its Subsidiaries, except for any such change required by a change in GAAP or applicable Law or required by the SEC;
     (o) other than in the ordinary course of business consistent with past practice, terminate, cancel, amend or modify any material insurance policies maintained by it covering the Company or any of its Subsidiaries or their respective properties which is not replaced by a comparable amount of insurance coverage;
     (p) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

     (q) take any actions or omit to take any actions that would or would be reasonably expected to (i) result in any of the conditions to the consummation of the transactions contemplated by this Agreement set forth in Article VI not being satisfied or (ii) materially impair the ability of the Parties to consummate the transactions contemplated hereby in accordance with the terms hereof or materially delay such consummation; or
     (r) agree or commit to do any of the foregoing.
     Notwithstanding anything to the contrary herein, any action taken by or on behalf of Parent, or at his direction, will not be deemed actions by the Company for purposes of this Section 5.01.
     Section 5.02 Notification of Certain Matters. (a) The Company shall give prompt notice to Parent and Merger Sub, and Parent and Merger Sub shall give prompt notice to the Company, of the occurrence, or failure to occur, of any event which occurrence or failure to occur would be likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (ii) any material failure of the Company, on the one hand, or Parent or Merger Sub, on the other hand, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties or agreements of the Parties or the conditions to the performance by the Parties hereunder.
     (b) From the date hereof through the Closing, Parent shall notify the Company if Parent, Merger Sub or any of their respective Affiliates engages (or directs anyone on such Person’s behalf to engage) in negotiations, agrees in principle or executes any agreement pursuant to which (i) all or any substantial portion of the assets or properties of the Company or the Surviving Corporation or their Subsidiaries would be, directly or indirectly, offered, sold, leased, exchanged or otherwise disposed of, (ii) any material number of shares of capital stock of the Company or the Surviving Corporation or their Subsidiaries would be, directly or indirectly, offered or sold, (iii) the Company or the Surviving Corporation or their Subsidiaries would be merged, combined or reorganized with another person or entity subsequent to the Closing.
     Section 5.03 Indemnification; Directors’ and Officers’ Insurance.
     (a) Parent and the Company agree that all rights to indemnification, advancement of expenses and exculpation now existing in favor of each individual who, as of the Effective Time, is a present or former director or officer of the Company or any of its Subsidiaries (each, an “Indemnified Person”) as provided in the Constituent Documents of the Company or any of such Subsidiaries, in effect as of the date hereof, shall, with respect to matters occurring prior to the Effective Time, survive the Merger and continue in full force and effect after the Effective Time. Until the sixth anniversary of the Effective Time, the Constituent Documents of the Surviving Corporation and the Constituent Documents of its Subsidiaries shall, with respect to matters occurring prior to the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of the Indemnified Persons than are set forth in the Company’s Constituent Documents or in the Constituent Documents of the Surviving Corporation’s Subsidiaries in effect as of the date of execution of this Agreement, and such provisions shall not be amended, repealed or otherwise modified prior to the sixth anniversary of the Effective Time (or, with respect to any proceeding commenced prior to such sixth anniversary, prior to the final disposition of such proceeding) in any manner that would adversely affect the rights thereunder, as of the Effective Time, of any Indemnified Person, with respect to matters occurring prior to the Effective Time. Parent and the Company further agree that all rights to indemnification or advancement of expenses now existing in favor of Indemnified Persons in any indemnification agreement between such person and the Company or any of its Subsidiaries, as the case may be, or under Law shall survive the Merger and continue in full force and effect in accordance with the terms of such agreement or Law.
     (b) The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, obtain and maintain directors and officers liability insurance policies for the Indemnified Persons with respect to matters occurring prior to the Effective Time for a period of six years from the Effective Time (or, with respect to any proceeding commenced during such period, until the final disposition of such proceeding) on terms with respect to coverage and amount no less favorable than those of the applicable policies in effect on the date hereof; provided, however, that (i) in no event shall Parent and the Surviving Corporation be obligated to expend in order to obtain or maintain insurance coverage pursuant to this Section 5.03(b) any amount per annum in excess of 200% of the aggregate premiums currently paid or payable by the Company in 2009 (on an annualized basis) for such purpose (the “Cap”), and (ii) if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, Parent and the Surviving Company shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.
     (c) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a substantial portion of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation (or their respective successors or assigns) assume the obligations of the Surviving Corporation (or their respective successors or assigns) as contemplated by this Section 5.03. The Surviving Corporation shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 5.03. The provisions of this Section 5.03 shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Persons. Notwithstanding anything to the contrary, it is agreed that the rights of an Indemnified Person under this Section 5.03 shall be in addition to, and not a limitation of, any other rights such Indemnified Person may have under the Company’s Constituent Documents, any other indemnification arrangements, the DGCL, or otherwise, and nothing in this Section 5.03 shall have the effect of, or be construed as having the effect of, reducing the benefits to the Indemnified Persons under the Company’s Constituent Documents, any other indemnification arrangements, the DGCL or otherwise with respect to matters occurring prior to the Effective Time.
     Section 5.04 Access and Information. Subject to applicable Law and the provisions of this Section 5.04, the Company shall afford to Parent, Merger Sub and their respective Representatives such access during normal business hours throughout the period prior to the Effective Time to the Company’s books, records (including tax returns and work papers of the

Company’s independent auditors), facilities, personnel, management reports and to such other information as Parent and Merger Sub shall reasonably request, including all material information regarding the amount and calculation of the Broadband Restricted Payment Capacity and the LLC Restricted Payment Capacity, and all related worksheets and other materials with respect to such matters. Each of Parent and Merger Sub agrees that until the Effective Time it shall, and shall use its reasonable best efforts to cause its respective Representatives to, hold in strict confidence all data and information obtained by any of them pursuant to this Section 5.04 (unless such information is or otherwise becomes (through no breach of this covenant) public or readily ascertainable from public or published information).
     Section 5.05 Publicity. Parent and the Company have agreed upon the text of a press release to be issued with respect to this Agreement and the transactions contemplated hereby. None of the Parties shall issue or cause the publication of any other press release or other public announcement with respect to this Agreement, the Merger or the other transactions contemplated hereby without the prior written consent of the other Parties, except as may be required by Law or any listing agreement with a national securities exchange to which the Company is a party (provided that, in any such event, the Company shall provide Merger Sub a reasonable opportunity to review and comment on such public announcement).
     Section 5.06 Reasonable Best Efforts; Restricted Payment Capacity.
     (a) Subject to the terms and conditions hereof, each of the Parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, and to cooperate with the other parties in connection with the foregoing, including using its reasonable best efforts to (i) obtain all necessary Consents from other parties to material agreements, leases and other contracts; provided that the Company shall not be required to make any payments or provide any economic benefits to third parties prior to the Effective Time in order to obtain any waivers, consents or approvals from any third parties hereunder, (ii) obtain all necessary Consents from Governmental Entities as are required to be obtained under any applicable Law, (iii) lift or rescind any Order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby, (iv) effect any necessary registrations and filings and submissions of information requested by Governmental Entities, including those contemplated by or required in connection with the performance of the obligations contained in Section 1.09, (v) assist in the preparation of, and execution and delivery of, in a timely manner, certificates and documents, including solvency certificates, comfort letters, resolutions, officers’ certificates demonstrating compliance with restrictive covenants in the Indentures and the Credit Agreements and (vi) fulfill all other conditions to this Agreement.
     (b) In the event that all closing conditions contained in Article VI shall have been satisfied or waived (other than Section 6.02(e) and any conditions that by their nature are to be satisfied at the Closing), then, subject to the terms and conditions of the Credit Agreements, the Company and its Subsidiaries shall take all necessary action, and execute and deliver all necessary documents and certificates, to borrow sufficient funds under the Credit Agreements, and to distribute such funds to the Company, to fund the aggregate Merger Consideration and other payments required to be made by the Surviving Corporation at the Closing in connection with the transactions contemplated hereby, including the payment of all Expenses pursuant to Section 7.03 (collectively, the “Drawdown”).
     Section 5.07 No Solicitation. (a) The Company shall not, nor shall it authorize or permit any of its Subsidiaries or any of its or their respective Representatives to (and shall use its reasonable best efforts to cause such Persons not to), directly or indirectly (i) initiate, induce, solicit, facilitate or encourage any inquiry or the making, submission or announcement of any proposal that constitutes a Takeover Proposal, (ii) enter into any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to any Takeover Proposal, or (iii) continue or otherwise participate in any discussions or negotiations regarding, furnish to any Person any information or data with respect to the Company in connection with or in response to, or otherwise cooperate with or take any other action to facilitate any proposal that (A) constitutes a Takeover Proposal or (B) requires the Company to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement. Notwithstanding the foregoing, prior to the receipt of the Company Stockholder Approval and Minority Approval, the Company may, in response to a bona fide written Takeover Proposal that did not result from a breach of this Section 5.07(a), and subject to compliance with Section 5.07(c):
     (x) furnish information or data with respect to the Company or any of its Subsidiaries to the Person making such Takeover Proposal and its Representatives pursuant to and in accordance with a confidentiality agreement containing customary terms and conditions, provided that (I) such confidentiality agreement shall include a customary “standstill” provision that restricts such Person from acquiring outstanding securities of the Company and shall not provide such Person with any exclusive right to negotiate with the Company or contain any provisions that would prevent the Company from complying with its obligations under this Agreement, and (II) all such information provided to such Person has previously been provided to Parent or Merger Sub or is provided to Parent and Merger Sub prior to or concurrently with the time it is provided to such Person; and
     (y) participate in discussions or negotiations with such Person or its Representatives regarding such Takeover Proposal;
provided, in each case, that the Special Committee determines in good faith, by resolution duly adopted after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that (i) the failure to furnish such information or participate in such discussions or negotiations would reasonably be expected to constitute a breach of its fiduciary duties to the Public Stockholders under applicable Law and (ii) such Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Proposal. The Company shall promptly inform its Representatives of the obligations undertaken in this Section 5.07. Without limiting the foregoing, any violation of the restrictions set forth in this Section 5.07 by any Representative of the Company or any of its Subsidiaries whether or not such Person is purporting to act on behalf of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.07 by the Company; provided that notwithstanding anything to the contrary set forth in this Agreement, in no event shall any action taken by, or at the direction of, Parent constitute a violation by the Company of this Section 5.07. Nothing contained in this

Section 5.07 shall prohibit the Company from responding to any unsolicited proposal or inquiry solely by advising the Person making such proposal or inquiry of the terms of this Section 5.07.
     (b) As promptly as practicable after the receipt by the Company of any Takeover Proposal or any inquiry with respect to any Takeover Proposal, and in any case within 24 hours after the receipt thereof, the Company shall provide notice to Parent and Merger Sub of (i) such Takeover Proposal or inquiry, (ii) the identity of the Person making any such Takeover Proposal or inquiry, and (iii) the material terms and conditions of any such Takeover Proposal or inquiry (including any amendments or modifications thereto). The Company shall keep Parent and Merger Sub informed on a current basis of the status of any such Takeover Proposal, including any changes to the price or other material terms and conditions thereof, and promptly provide Merger Sub with copies of all written or e-mail correspondence or other communications and other written materials, and summaries of all oral correspondence or other communications, sent or provided to or by the Company and its Representatives in connection with any Takeover Proposal that relate to the price or other material terms and conditions of such Takeover Proposal. Notwithstanding the foregoing, if any Takeover Proposal or inquiry is made, or any other information with respect to such Takeover Proposal or inquiry is provided, solely to Parent, the Company shall have no obligations to Parent or Merger Sub under this Section 5.07(b) with respect to such Takeover Proposal, inquiry or other information.
     (c) Neither the Board of Directors nor any committee thereof (including the Special Committee) shall, directly or indirectly, (i) effect a Change in the Company Recommendation or (ii) approve any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to any Takeover Proposal. Notwithstanding the foregoing, at any time prior to the Company Stockholder Approval and Minority Approval, the Special Committee may in response to a Superior Proposal or an Intervening Event, effect a Change in the Company Recommendation, provided that the Special Committee determines in good faith, by resolution duly adopted after consultation with its outside legal counsel and financial advisors of nationally recognized reputation, that such action is required to comply with its fiduciary duties to the Public Stockholders of the Company under applicable Law, and provided, further, that the Board of Directors and/or the Special Committee may not effect a Change in the Company Recommendation unless (i) the Special Committee shall have first provided prior written notice to Parent and Merger Sub that it is prepared to effect a Change in the Company Recommendation in response to a Superior Proposal or an Intervening Event, which notice shall, in the case of a Superior Proposal, specify the material terms and conditions of such Superior Proposal and identify the Person making such Superior Proposal or, in the case of an Intervening Event, describe such event and its effect or potential effect on the Company and/or the Company’s securities, and (ii) Parent or Merger Sub does not make, within four Business Days after the receipt of such notice, a proposal that the Special Committee determines in good faith, after consultation with a financial advisor of nationally recognized reputation, is at least as favorable to the Public Stockholders as such Superior Proposal or obviates the need for a Change in the Company Recommendation as a result of an Intervening Event, as the case may be. The Company agrees that, during the four Business Day period prior to its effecting a Change in the Company Recommendation, the Company (as directed by the Special Committee) and its Representatives shall negotiate in good faith with Parent and Merger Sub and their respective Representatives regarding any revisions to the terms of the transaction contemplated by this Agreement proposed by Parent and Merger Sub. No Change in the Company

Recommendation shall (x) relieve the Company of its obligations under Section 1.09 of this Agreement to, among other things, submit this Agreement to the stockholders of the Company for the purpose of adopting this Agreement, or (y) change the approval of the Board of Directors for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated by this Agreement.
     (d) The Company agrees that it will deliver to Parent and Merger Sub a new written notice of Takeover Proposal with respect to each Takeover Proposal that has been materially revised or modified prior to taking any action to recommend or agreeing to recommend such Takeover Proposal to the stockholders of the Company and that a new period shall commence for purposes of this Section 5.07 with respect to each such materially revised or modified Takeover Proposal from the time Parent receives the written notice of the Takeover Proposal with respect thereto; provided that such new period shall expire on the later of four Business Days after notice of the original Takeover Proposal or four Business Days after notice of such revised or modified Takeover Proposal.
     (e) Nothing contained in this Section 5.07 shall prohibit the Company from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act in respect of any Takeover Proposal or making any disclosure to the stockholders of the Company if the Special Committee determines in good faith, by resolution duly adopted after consultation with its outside counsel, that the failure to make such disclosure would reasonably be expected to constitute a breach of its fiduciary duties under applicable Law, provided, however, that neither the Board of Directors nor any committee thereof shall, except as expressly permitted by Section 5.07(c), effect a Change in the Company Recommendation.
     (f) For purposes of this Agreement:
     “Intervening Event” means an event, fact, circumstance or development, unknown to the Special Committee as of the date hereof, which becomes known prior to the Company Stockholder Approval and Minority Approval.
     “Takeover Proposal” means any proposal or offer in respect of (i) a tender or exchange offer, merger, consolidation, business combination, share exchange, reorganization, recapitalization, liquidation, dissolution, or similar transaction involving the Company (any of the foregoing, a “Business Combination Transaction”) with any Person other than Parent, Merger Sub or any Affiliate thereof (a “Third Party”), (ii) the Company’s acquisition of any Third Party in a Business Combination Transaction in which the stockholders of the Third Party immediately prior to consummation of such Business Combination Transaction will own more than 20% of the Company’s outstanding capital stock immediately following such Business Combination Transaction, including the issuance by the Company of more than 20% of any class of its equity securities as consideration for assets or securities of a Third Party, or (iii) any direct or indirect acquisition by any Third Party of 20% or more of the outstanding capital stock of the Company or of 20% or more of the consolidated assets of the Company and its Subsidiaries, in a single transaction or a series of related transactions.
     “Superior Proposal” means any bona fide written proposal or offer made by a Third Party in respect of a Business Combination Transaction involving, or any purchase or acquisition of,

(i) at least 66% of the Company’s outstanding capital stock, (ii) at least 66% of the voting power of the Company’s capital stock or (iii) at least 66% of the consolidated assets of the Company and its Subsidiaries, which Business Combination Transaction or other purchase or acquisition contains terms and conditions that the Special Committee determines in good faith, by resolution duly adopted after consultation with its outside counsel and a financial advisor of nationally recognized reputation, would result in a transaction that if consummated would be more favorable to the Public Stockholders than the transactions contemplated by this Agreement, taking into account all of the terms and conditions of such proposal and of this Agreement (including any proposal by Parent to amend the terms of this Agreement); provided, however, that such Business Combination Transaction shall not be deemed to be a “Superior Proposal” unless the Special Committee determines in good faith that any financing required to consummate such Business Combination Transaction is capable of being, and is reasonably likely to be, obtained.
     Section 5.08 Stockholder Litigation. The Company shall give Parent and Merger Sub the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, whether commenced prior to or after the execution and delivery of this Agreement. The Company agrees that it shall not settle or offer to settle any litigation commenced prior to or after the date hereof against the Company or any of its directors or executive officers by any stockholder of the Company relating to this Agreement, the Merger, any other transaction contemplated hereby or otherwise, without the prior written consent of Parent.
     Section 5.09 Solvency Opinion. The Parties shall use their reasonable best efforts to retain a nationally recognized appraisal or valuation firm for purposes of obtaining from such firm its opinion as to whether each of the Company and each of its Subsidiaries that is contemplated to make a distribution in connection with the transactions contemplated by this Agreement (including the Drawdown) will (i) in the case of any such Person that is a corporation, have at the Closing sufficient surplus under Delaware law out of which to make such distribution, (ii) in the case any such Person that is a limited liability company, after giving effect to the transactions contemplated by this Agreement (including the Drawdown), have at the Closing assets the fair market value of which exceeds its liabilities and (iii) in the case of all such Persons, after giving effect to the transactions contemplated by this Agreement (including the Drawdown), (x) be able to pay its debts as they come due, (y) have assets the fair value and present fair salable value of which exceed its stated liabilities and identified contingent liabilities and (z) have remaining capital that is not unreasonably small for the business in which such Person is engaged and proposed to be engaged (a favorable opinion from such firm with respect to each of the foregoing, the “Solvency Opinion”).
     Section 5.10 Financing Capacity. Parent shall not, and shall not cause any other Person to, take any action that would result in a material reduction of the Broadband Restricted Payment Capacity or the LLC Restricted Payment Capacity other than any action taken to effect the Drawdown in accordance with the terms of this Agreement.

ARTICLE VI
CONDITIONS
     Section 6.01 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of the Parties to consummate the transactions contemplated by this Agreement, including the Merger, are subject to the satisfaction or waiver (other than in the case of Section 6.01(b) which may not be waived by any Party hereto) (by mutual written consent of the Parties) at or prior to the Closing of each of the following conditions:
     (a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.
     (b) Minority Approval. The Minority Approval shall have been obtained.
     (c) Regulatory Action. No Action shall have been instituted by the Department of Justice or the Federal Trade Commission challenging or seeking to enjoin the consummation of the Merger or the other transactions contemplated by this Agreement, which Action shall not have been withdrawn or terminated.
     (d) Proxy Statement. No orders suspending the use of the Proxy Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC.
     (e) No Order. No court of competent jurisdiction or United States federal or state Governmental Entity shall have issued an Order or taken any other Action restraining, enjoining or otherwise prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement; provided, however, that the Parties shall use their reasonable best efforts to cause any such Order to be vacated or lifted.
     (f) Solvency Opinion. The Company shall have received the Solvency Opinion.
     Section 6.02 Conditions to Obligation of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the transactions contemplated by this Agreement, including the Merger, are subject to the satisfaction or waiver by Parent and Merger Sub, at or prior to the Closing, of the following additional conditions:
     (a) Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement, in each case, made as if none of such representations and warranties contained any qualifications or limitations as to materiality or Material Adverse Effect, shall be true and correct, in each case, as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except to the extent that any such representation or warranty speaks as of another date), except where the failure of any such representation or warranty to be true and correct as so made, individually or in the aggregate with all other such failures, has not resulted in, or would not reasonably be expected to result in, a Material Adverse Effect, provided that the representations and warranties of the Company in Sections 3.02, 3.03 and 3.14 shall be true and correct in all respects (except, with respect to Section 3.02, for any de minimis failure of the representations and warranties contained therein to be true and correct). Merger Sub shall have received a certificate of an executive officer of the Company to such effect (without any personal liability to such executive officer).
     (b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date and Merger Sub shall have received a certificate of an executive officer of the Company to such effect (without any personal liability to such executive officer).
     (c) No Material Adverse Change. Since the date hereof, there shall not have been any state of facts, event, change, effect, development, condition or occurrence (or, with respect to facts, events, changes, effects, developments, conditions, or occurrences existing prior to the date hereof, any worsening thereof) that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.
     (d) No Litigation. There shall not be pending any Action by any Governmental Entity or other Person (other than Parent or its Affiliates) (other than any Action by any stockholder of the Company challenging the fairness of the transactions contemplated hereby, relating to any disclosures set forth in the Proxy Statement, the Schedule 13E-3, or any communication required to be filed by Rule 13E-3 or Rule 14A of the Exchange Act in connection with the transactions contemplated hereby, or alleging a breach of the fiduciary duties of the members of the Special Committee and/or Board of Directors in connection herewith), in each case, that has a reasonable likelihood of success, challenging or seeking to restrain or prohibit any of the transactions contemplated hereby.
     (e) Financing. The Company shall have received the funding from the Drawdown, which is sufficient to fund the aggregate Merger Consideration and other payments required to be made by the Surviving Corporation at the Closing in connection with the transactions contemplated hereby, including the payment of Expenses pursuant to Section 7.03.
     (f) Dissenting Shares. The total number of Dissenting Shares shall not exceed 10% of the issued and outstanding shares of Class A Common Stock immediately prior to the filing of the Merger Certificate.
     Section 6.03 Conditions to Obligations of the Company. The obligation of the Company to effect the transactions contemplated by this Agreement, including the Merger, is subject to the satisfaction or waiver by the Company at or prior to the Closing, of the following additional conditions:
     (a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement, in each case, made as if none of such representations and warranties contained any qualifications or limitations as to materiality or material adverse effect, shall be true and correct, in each case, as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except to the extent that any such representation and warranty speaks as of another date), except where the failure of any such representation and warranty to be true and correct as so made, individually or in the aggregate with all such failures, has not resulted in, or would not reasonably be expected to result in, a

Parent Material Adverse Effect, provided that the representations and warranties of Parent and Merger Sub in Section 4.02 shall be true and correct in all respects. The Company shall have received a certificate of Parent and the manager or executive officer of Merger Sub to such effect (without any personal liability to such manager or executive officer).
     (b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing and the Company shall have received a certificate of Parent and the manager or an executive officer of Merger Sub to such effect (without any personal liability to such manager or executive officer).
ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER
     Section 7.01 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether prior to or after receipt of the Company Stockholder Approval:
     (a) by mutual written consent of Parent and the Company (acting at the direction of the Special Committee);
     (b) by either Parent or the Company (with the prior approval of the Special Committee), if:
     (i) the Merger shall not have been consummated by June 1, 2011 (such date, the “Termination Date”), provided that the right to terminate the Agreement pursuant to this Section 7.01(b)(i) shall not be available to any Party whose failure to perform any of its obligations under this Agreement has been the cause of the failure of the Merger to be consummated by such time;
     (ii) any Governmental Entity of competent jurisdiction issues an Order or takes any other action (which the party seeking to terminate this Agreement shall have used its reasonable best efforts to resist, resolve, annul, quash or lift, as applicable) permanently restraining, enjoining or otherwise prohibiting the Merger and such Order or other action shall have become final and non-appealable; or
     (iii) either the Company Stockholder Approval or the Minority Approval shall not have been obtained at the Company Stockholders Meeting or any adjournment or postponement thereof; provided that the right to terminate the Agreement pursuant to this Section 7.01(b)(iii) shall not be available to the Company if it has not complied in all material respects with its obligations under Section 5.07;
     (c) by Parent, if:
     (i) the Company shall have breached or failed to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by the Company prior to the Termination Date, or is not cured by the Termination Date, and (B) would result in a failure of any condition set forth in Sections 6.02(a) or (b); or
     (ii) a Change in the Company Recommendation shall have occurred;
     (d) by the Company if Parent or Merger Sub shall have breached or failed to perform in any material respect any of their representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by Merger Sub or Parent, as the case may be, prior to the Termination Date or is not cured by the Termination Date and (B) would result in a failure of any condition set forth in Sections 6.03(a) or (b).
     Section 7.02 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.01, except as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, and there shall be no liability on the part of any Party, except for the provisions of this Section 7.02, Section 7.03 and Article VIII, each of which shall remain in full force and effect; provided, however, that no Party shall be relieved or released from any liability or damages arising from a willful and material breach of any provision of this Agreement.
     Section 7.03 Expenses. (a) Except as otherwise provided herein, all Expenses shall be borne by the Party incurring such Expenses, it being understood and agreed that Expenses associated with the preparation, printing, filing and mailing of the Proxy Statement and the Schedule 13E-3 and any amendments or supplements thereto, the solicitation of stockholder approvals (if any) and the Solvency Opinion shall be borne by the Company.
     (b) If this Agreement is terminated by any Party (other than pursuant to Section 7.01(d)), then the Company shall, no later than ten Business Days after such termination, reimburse Parent and Merger Sub for all of their Expenses; provided, however, that the Company shall not be obligated to reimburse Parent and Merger Sub for Expenses in excess of $2,500,000, in the aggregate.
     Section 7.04 Amendment; Company Action. This Agreement may not be amended and no waiver, consent or approval by or on behalf of the Company (or Special Committee, if applicable) may be granted except pursuant to an instrument in writing signed by or on behalf of the Company (or Special Committee, if applicable) following approval of such action by the Special Committee and signed by Parent and Merger Sub; provided, however, that following the receipt of the Company Stockholder Approval and Minority Approval, no amendment may be made to this Agreement that by law requires further approval or authorization by the stockholders of the Company without such further approval or authorization. From and after the date hereof, the Board of Directors shall act solely through the Special Committee with respect to any actions of the Company to be taken with respect to this Agreement, including any amendment, modification, or waiver of this Agreement.
     Section 7.05 Extension and Waiver. At any time prior to the Effective Time:
     (a) the Special Committee on behalf of the Company may (i) extend the time for the performance of any of the obligations or other acts of Parent or Merger Sub, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered by Parent or Merger Sub pursuant hereto or (iii) waive compliance by Parent or Merger Sub with any of the agreements or with any conditions (other than the condition set forth in Section 6.01(b)) to the Company’s obligations.
     (b) Parent and Merger Sub may (i) extend the time for the performance of any of the obligations or other acts of the Company, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered by the Company pursuant hereto or (iii) waive compliance by the Company with any of the agreements or with any conditions (other than the condition set forth in Section 6.01(b)) to Parent’s or Merger Sub’s obligations.
     (c) Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party by a duly authorized officer.
ARTICLE VIII
MISCELLANEOUS
     Section 8.01 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or the termination of this Agreement pursuant to Section 7.01, as the case may be, except that the agreements set forth in Section 7.02, 7.03 and Article VIII shall survive termination and this Section 8.01 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.
     Section 8.02 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by telecopy, overnight courier service or by registered or certified mail (postage prepaid, return receipt requested), to the respective Parties at the following addresses or at such addresses as shall be specified by the Parties by like notice:
     (a) If to Parent or Merger Sub:
c/o Mediacom Communications Corporation
100 Crystal Run Road
Middletown, NY 10941
Telecopier:     (845) 695-2699
Attention:       Rocco B. Commisso

     with a copy to (which shall not constitute notice):
Baker Botts L.L.P.
30 Rockefeller Plaza
New York, New York 10112
Telecopier:     (212) 259-2500
Attention:       Lee D. Charles
                       John M. Winter
     (b) If to the Company or the Special Committee:
Mediacom Communications Corporation
100 Crystal Run Road
Middletown, NY 10941
Telecopier:     (845) 695-2669
Attention:       General Counsel
     with a copy to (which shall not constitute notice):
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Telecopier:     (212) 455-2502
Attention:       Charles I. Cogut
                        Sean D. Rodgers
     and
SNR Denton US LLP
Two World Financial Center
New York, NY 10281
Telecopier:     (212) 768-6800
Attention:       Denise Tormey
     Section 8.03 Governing Law; Jurisdiction. THIS AGREEMENT, AND ANY AND ALL DISPUTES ARISING OUT OF OR RELATING IN ANY WAY TO THIS AGREEMENT, WHETHER IN CONTRACT, TORT OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. Any action or proceeding arising out of or relating in any way to this Agreement, or to enforce any of the terms of this Agreement, shall (i) be brought, heard and determined exclusively in the Court of Chancery of the State of Delaware (the “Delaware Chancery Court”) (provided that, in the event that subject matter jurisdiction is unavailable in the Delaware Chancery Court, then any such action or proceeding shall be brought, heard and determined exclusively in any other state or federal court sitting in Wilmington, Delaware) and (ii) shall not be litigated or otherwise pursued in any forum or venue other than the Delaware Chancery Court (or, if subject matter jurisdiction is unavailable in the Delaware Chancery Court, then in any forum or venue other than any other state or federal court sitting in Wilmington, Delaware). Each of the Parties hereby (1) irrevocably and unconditionally consents to submit to the exclusive personal jurisdiction of the Delaware Chancery Court for such litigation (but not other litigation); (2) consents to service of process by registered mail upon such Party and/or such Party’s registered agent; (3) waives any objection to the laying of venue of any such litigation in the Delaware Chancery Court and agrees not to plead or claim that such litigation brought therein has been brought in any inconvenient forum; and (4) waives any bond, surety or other security that might be required of any other Party with respect to any such action or proceeding, including any appeal thereof. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 8.02 shall be deemed effective service of process on such Party.
     Section 8.04 Entire Agreement; Assignment. This Agreement (together with the Exhibits hereto and the Company Disclosure Letter) contains the entire agreement among the Parties with respect to the Merger and the other transactions contemplated hereby and thereby and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to these matters. Each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void. This Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.
     Section 8.05 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any terms or provisions of this Agreement in any other jurisdiction so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
     Section 8.06 Headings. Headings are used for reference purposes only and do not affect the meaning or interpretation of this Agreement.
     Section 8.07 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their respective successors, legal representatives and permitted assigns, and, except for the provisions of Section 5.03 hereof, which shall be enforceable by the beneficiaries contemplated thereby, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided that after the Effective Time, the Public Stockholders shall be express third party beneficiaries of the provisions of the Sections 1.07 and 2.02 to the extent such provisions obligate the Company to make payments to the Public Stockholders of the Merger Consideration and for no other purpose.
     Section 8.08 Remedies. (a) The Parties hereto agree that irreparable harm would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms hereof in addition to any other remedies to which they are entitled at law or in equity.
     (b) The Parties hereto further agree that (i) the current, former and prospective members of Merger Sub (other than Parent) and their respective Affiliates (other than Merger Sub) are not Parties to this Agreement, (ii) the Company shall not have any right to cause any monies or other assets to be contributed to Merger Sub by any current, former or prospective holder of membership interests in Merger Sub or any of their respective Affiliates, trustees or beneficiaries, and (iii) the Company may not otherwise pursue any claim or seek any legal or equitable remedy in connection with this Agreement (including, for avoidance of doubt, monetary damages and specific performance) against any current, former or prospective holder of membership interests in Merger Sub or any Affiliate, trustee or beneficiary thereof (other than Parent). Parent and Merger Sub shall have no liability to the Company in respect of any claims for monetary damages that the Company may bring against Parent or Merger Sub pursuant to or in connection with this Agreement that are in an aggregate amount, including all other such claims that have been brought by the Company against Parent or Merger Sub, in excess of $10,000,000 (the “Liability Cap”). Notwithstanding any other provision of this Agreement, if the payment to the Company of any judgment for monetary damages would cause the Liability Cap to be exceeded, such judgment shall be paid only in such portion as would not cause the Liability Cap to be exceeded. No Party shall be liable to any other Party hereunder for monetary damages except for a willful and material breach of this Agreement.
     Section 8.09 Counterparts. This Agreement may be executed in two or more counterparts, including by facsimile or by email in .PDF format, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.
     Section 8.10 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE

SUCH WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS CONTAINED IN THIS SECTION 8.10.
     Section 8.11 Definitions.
     (a) As used in this Agreement:
     “Action” means any suit, action, proceeding, claim, or governmental review, investigation or audit.
     An “Affiliate” of any Person means another Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise. Notwithstanding the foregoing, for purposes of this Agreement (i) each of Parent and Merger Sub shall not be deemed to be an Affiliate of the Company or any of its Subsidiaries, and (ii) none of the Company or any of its Subsidiaries shall be deemed to be an Affiliate of Parent or Merger Sub.
     “Board of Directors” means the board of directors of the Company.
     “Broadband Credit Agreement” means the Amendment and Restatement, dated as of December 16, 2004, of the Credit Agreement, dated as of July 18, 2001, by and among MCC Iowa LLC, MCC Illinois LLC, MCC Georgia LLC and MCC Missouri LLC, the lenders party thereto and J.P. Morgan Chase Bank N.A., as administrative agent, as amended by Amendment No. 1, dated as of October 11, 2005, Amendment No. 2, dated as of May 5, 2006, Amendment No. 3, dated as of June 11, 2007, Amendment No. 4, dated as of June 11, 2007, and Amendment No. 5, dated as of April 23, 2010, and as supplemented by the Incremental Facility Agreement (Tranche D Term Loan), dated as of May 5, 2006, the Incremental Facility Agreement (Tranche E Term Loan), dated as of May 29, 2008, and the Incremental Facility Agreement (Tranche F Term Loans), dated as of April 23, 2010.
     “Broadband Indenture” means the Indenture, dated as of August 30, 2005, among Mediacom Broadband LLC and Mediacom Broadband Corporation, as issuers, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as paying agent and note registrar.
     “Broadband Restricted Payment Capacity” means, at any given time, the amount of “Restricted Payments” (as defined in the Broadband Credit Agreement or the Broadband Indenture, as applicable) that would be permitted for purposes of providing funds to the Company as of such time by whatever is more restrictive, the Broadband Credit Agreement or the Broadband Indenture.
     “Business” means the business and operations of the Company and its Subsidiaries as currently conducted.

     “Business Day” means a day except a Saturday, a Sunday or other day on which banks in New York City are required or authorized to be closed.
     “Company Benefit Plan” means each “employee benefit plan”, as such term is defined in Section 3(3) of ERISA, and each material employment, consulting, bonus, incentive or deferred compensation, severance, termination, retention, change of control, stock option, stock appreciation, stock purchase, restricted stock, deferred stock, phantom stock or other equity-based, performance or other employee or retiree benefit or compensation plan, program, arrangement, agreement, policy or understanding, whether written or unwritten, that provides or may provide benefits or compensation in respect of any current or former stockholder, officer, director or employee of the Company or the beneficiaries or dependents of any such person that is or has been maintained or established by the Company or any other Related Person, or to which the Company or any Related Person contributes or is or has been obligated or required to contribute.
     “Company Financial Statements” means the consolidated financial statements of the Company and its Subsidiaries included in the SEC Reports together, in the case of year-end statements, with reports thereon by the independent auditors of the Company, including in each case a consolidated balance sheet, a consolidated statement of income, a consolidated statement of stockholders’ equity and a consolidated statement of cash flows, and accompanying notes.
     “Company Stock Plans” means the Employee Incentive Plans, the ESPP and the Director Stock Plan.
     “Consents” means consents, approvals, waivers, authorizations, permits, filings or notifications.
     “Constituent Documents” means with respect to any entity, the certificate or articles of incorporation, the by-laws of such entity or any similar charter or other organizations documents of such entity.
     “Credit Agreements” means the Broadband Credit Agreement and the LLC Credit Agreement.
     “DGCL” means the General Corporation Law of the State of Delaware.
     “DLLCA” means the Limited Liability Company Act of the State of Delaware.
     “Director Stock Plan” means the Mediacom Communications Corporation Non-Employee Directors Equity Incentive Plan.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Employee Incentive Plans” means the following: (i) the Mediacom Communications Corporation 2003 Incentive Plan and (ii) the Mediacom Communications Corporation 2010 Employee Stock Purchase Plan.

     “Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Excluded Shares” means shares of Common Stock held of record by the RBC Stockholders or any of their respective Affiliates, the Company or any wholly-owned Subsidiary of the Company or held in the Company’s treasury.
     “Expenses” of a Person means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party hereto and its Affiliates), incurred by or on behalf of such Person in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing, as the case may be, of the Proxy Statement and the Schedule 13E-3 and any amendments or supplements thereto, and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.
     “Franchise Agreements” means all franchise agreements and similar governing agreements, instruments and resolutions and franchise related statutes and ordinances or written acknowledgements of a Governmental Entity that are necessary or required to operate cable television services.
     “Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business consistent with past practices), (iv) all obligations of such Person under conditional sale or other title retention agreements relating to any property purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of business consistent with past practices), (vi) all lease obligations of such Person capitalized on the books and records of such Person, (vii) all obligations of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (viii) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions, (ix) all letters of credit or performance bonds issued for the account of such Person (excluding (a) letters of credit issued for the benefit of local franchising authorities, or suppliers to support accounts payable to suppliers incurred in the ordinary course of business consistent with past practices, (b) standby letters of credit relating to workers’ compensation insurance and surety bonds and (c) surety bonds and customs bonds) and (x) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person.
     “Indentures” means the Broadband Indenture and the LLC Indenture.
     “Law” (and with the correlative meaning “Laws”) means rule, regulation, statutes, orders, ordinance, guideline, code, or other legally enforceable requirement, including but not limited to common law, state, local and federal laws or securities laws and laws of foreign jurisdictions.

     “Liens” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, adverse claim, encumbrance, lien (statutory or other), other charge or security interest; or any preference, priority or other agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, or any capital lease having substantially the same economic effect as any of the foregoing).
     “LLC Credit Agreement” means the Credit Agreement, dated as of October 21, 2004, by and among Mediacom Illinois LLC, Mediacom Indiana LLC, Mediacom Iowa LLC, Mediacom Minnesota LLC, Mediacom Wisconsin LLC, Zylstra Communications Corp., Mediacom Arizona LLC, Mediacom California LLC, Mediacom Delaware LLC, Mediacom Southeast LLC, the lenders party thereto and JPMorgan Chase Bank, as administrative agent, as amended by Amendment No. 1, dated as of May 5, 2006, Amendment No. 2, dated as of June 11, 2007, Amendment No. 3, dated as of June 11, 2007, and Amendment No. 4, dated as of April 23, 2010, and as supplemented by the Incremental Facility Agreement (Tranche C Term Loans), dated as of May 5, 2006, the Incremental Facility Agreement (Tranche D Term Loans), dated as of August 25, 2009 and the Incremental Facility Agreement (Tranche E Term Loans), dated as of April 23, 2010.
     “LLC Indenture” means the Indenture, dated as of August 25, 2009, among Mediacom LLC and Mediacom Capital Corporation, as issuers, and Law Debenture Trust Company of New York, as trustee.
     “LLC Restricted Payment Capacity” means, at any given time, the amount of “Restricted Payments” (as defined in the LLC Credit Agreement or the LLC Indenture, as applicable) that would be permitted for purposes of providing funds to the Company as of such time by whatever is more restrictive, the LLC Credit Agreement or the LLC Indenture.
     “Material Adverse Effect” means any event, change or development having an effect that individually or in the aggregate is or would reasonably be expected to be materially adverse to the business, assets (including intangible assets), condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or would reasonably be expected to materially impair the Company’s ability to perform its obligations under this Agreement; provided, however, that none of the following, alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been or would be, a Material Adverse Effect: (A) any adverse effect that results from general economic, business, financial or market conditions that does not disproportionately affect the Company or any of its Subsidiaries, (B) any adverse effect arising from any action taken by the Company to comply with its obligations under this Agreement, and (C) any adverse effect generally affecting the industry or industry sectors in which the Company or any of its Subsidiaries operates that does not disproportionately affect the Company or any of its Subsidiaries relative to the other participants in the industry or industry sectors in which the Company or such subsidiary operates.
     “Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative and whether formal or informal.

     “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).
     “Related Person” means any trade or business, whether or not incorporated, which, together with the Company, is or would have been at any date of determination occurring within the preceding six years, treated as a single employer under Section 414 of the Code.
     “Representatives” of a Person means the officers, directors, employees, accountants, counsel, financial advisors, consultants, financing sources and other advisors or representatives of such Person.
     “SEC” means the United States Securities and Exchange Commission.
     “Subsidiary” when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.
     “Tax” (and with the correlative meaning “Taxes”) shall mean all federal, state, local or foreign net income, franchise, gross income, sales, use, ad valorem, property, gross receipts, license, capital stock, payroll, withholding, excise, severance, transfer, employment, alternative or add-on minimum, stamp, occupation, premium, environmental or windfall profits taxes, and other taxes, charges, fees, levies, imposts, customs, duties, licenses or other assessments, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.
     “Tax Return” means all federal, state, local and foreign tax returns, estimates, information statements, schedules and reports relating to Taxes.
     “Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.
     (b) The following terms are defined on the page of this Agreement set forth after such term below:

Agreement	1
Book-Entry Shares	7
Business Combination Transaction	26
Cap	22
Certificate	3
Change in the Company Recommendation	5
Class A Common Stock	1
Class B Common Stock	1
Closing	2
Closing Date	2
Code	9
Common Stock	1

Company	1
Company Disclosure Letter	10
Company Preferred Stock	10
Company Recommendation	5
Company Stockholder Approval	15
Company Stockholders Meeting	5
Delaware Chancery Court	33
Dissenting Shares	7
Drawdown	24
Effective Time	2
ESPP	5
ESPP Termination Date	5
Governmental Approvals	12
Governmental Entity	12
Indemnified Person	21
Intervening Event	26
Liability Cap	35
Merger	2
Merger Certificate	2
Merger Consideration	3
Merger Sub	1
Minority Approval	15
Option	3
Option Vesting Date	4
Parent	1
Parent Material Adverse Effect	17
Parties	1
Paying Agent	7
Paying Agent Agreement	7
Payment Fund	7
Proxy Statement	5
Public Stockholders	1
RBC Stockholders	1
Restricted Stock Award	4
RSA Vesting Date	4
Schedule 13E-3	5
SEC Reports	13
Solvency Opinion	27
Special Committee	1
Superior Proposal	26
Surviving Corporation	2
Takeover Proposal	26
Termination Date	30
Third Party	26
Transmittal Documents	8
Voting Agreement	1
     (c) When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.
[Signatures on the following page]

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

JMC COMMUNICATIONS LLC
By:	/s/ Rocco B. Commisso
Rocco B. Commisso
Sole Member

/s/ Rocco B. Commisso
ROCCO B. COMMISSO

MEDIACOM COMMUNICATIONS CORPORATION
By:	/s/ Mark Stephan
	Name:	Mark Stephan
	Title:	EVP + CFO

Exhibit A
Form of Certificate of Incorporation of the Surviving Corporation
SECOND RESTATED CERTIFICATE OF INCORPORATION
OF
MEDIACOM COMMUNICATIONS CORPORATION
ARTICLE I
NAME
     Mediacom Communications Corporation, a corporation organized and existing under the Delaware General Corporation Law (the “Corporation”), does hereby certify:
     1. The Corporation’s original Certificate of Incorporation was filed on November 8, 1999 with the Secretary of State of the State of Delaware under the name Mediacom Communications Corporation.
     2. An amendment and restatement of the Corporation’s Certificate of Incorporation was filed on February 3, 2000 with the Secretary of State of the State of Delaware under the name Mediacom Communication Corporation.
     3. The following Second Amendment and Restatement of the Corporation’s Certificate of Incorporation was approved and duly adopted by the Corporation’s board of directors and stockholders in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law:
ARTICLE II
REGISTERED OFFICE
     The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808. The name of its registered agent at such address is LEXIS Document Services Inc.
ARTICLE III
PURPOSE
     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as the same may be amended from time to time, the “DGCL”).

ARTICLE IV
AUTHORIZED STOCK
     The total number of shares of capital stock which the Corporation will have authority to issue is Ten Thousand (10,000) shares, all of which will be designated as common stock, par value $0.01 per share, and are to be of one class (“Common Stock”).
ARTICLE V
STOCKHOLDERS’ MEETINGS
     The annual meeting of the stockholders of the Corporation, for the purpose of election of directors and such other business as may lawfully come before it, shall be held on such date and at such time as may be designated from time to time by the board of directors of the Corporation.
ARTICLE VI
DIRECTORS
      The governing body of the Corporation will be a board of directors. The exact number of directors will be fixed by the board of directors by resolution. Election of directors need not be by written ballot except and to the extent required pursuant to the bylaws of the Corporation (the “Bylaws”). The powers of the board of directors shall commence upon the acceptance for filing of this Certificate of Incorporation by the Secretary of State of the State of Delaware.
ARTICLE VII
LIMITATION ON LIABILITY AND INDEMNIFICATION
     1. Limitation On Liability. To the fullest extent permitted by the DGCL or any other applicable laws presently or hereafter in effect, no director of the Corporation shall be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Corporation. If the DGCL is hereafter amended to authorize, with the approval of a corporation’s stockholders, further reductions in the liability of the Corporation’s directors for breach of fiduciary duty, then a director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Article VII shall not adversely affect any right or protection of a director of the Corporation existing immediately prior to such repeal or modification.
     2. Indemnification.
          (a) Right to Indemnification. The Corporation will indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise

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involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, representative or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) incurred by such person. Such right of indemnification will inure whether or not the claim asserted is based on matters that antedate the adoption of this Article VII. The Corporation will be required to indemnify or make advances to a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the board of directors of the Corporation (except as otherwise provided in Section 2(c) of this Article VII).
          (b) Advancement of Expenses. The Corporation will pay the expenses (including attorneys’ fees) incurred by any person entitled to indemnification under this Article VII in defending any proceeding in advance of its final disposition; provided, however, that the payment of expenses incurred by any such indemnified person in advance of the final disposition of the proceeding will be made only upon receipt of an undertaking by such indemnified person to repay all amounts advanced if it should be ultimately determined that such indemnified person is not entitled to be indemnified under this Article VII or otherwise.
          (c) Claims. If a claim for indemnification or payment of expenses under this Section is not paid in full within 30 days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim and, to the extent permitted by law, will be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation will have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.
          (d) Non-Exclusivity of Rights. The rights conferred on any person by this Section will not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the Bylaws, agreement, vote of stockholders or resolution of disinterested directors or otherwise.
          (e) Insurance. The board of directors of the Corporation may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation’s expense insurance: (i) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification provisions of this Article VII; and (ii) to indemnify or insure directors and officers against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article VII.
          (f) Other Indemnification. The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity will be reduced by any amount such person may collect as indemnification from

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such other corporation, partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity.
     3. Amendment or Repeal.
     Any amendment, modification or repeal of the foregoing provisions of this Article VII will not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal or any proceeding relating to any such act or omission, whether such proceeding is commenced before or after the time of such amendment, modification or repeal.
ARTICLE VIII
AMENDMENT TO CERTIFICATE OF INCORPORATION
     The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in its Certificate of Incorporation, as amended and restated from time to time, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law. All rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended or restated are granted subject to this reservation.
ARTICLE IX
AMENDMENT OF BYLAWS
     In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by the DGCL or other statutes or laws of the State of Delaware, the board of directors of the Corporation is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation, without any action on the part of the stockholders, but the stockholders may make additional Bylaws and may alter, amend or repeal any Bylaw whether adopted by them or otherwise. The Corporation may in its Bylaws confer powers upon the board of directors of the Corporation in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the board of directors of the Corporation by applicable law.
ARTICLE X
STOCK NOT ASSESSABLE
     The capital stock of this Corporation shall not be assessable. It shall be issued as fully paid, and the private property of the stockholders shall not be liable for the debts, obligations or liabilities of this Corporation.

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ARTICLE XI
TERM
     The term of existence of this Corporation shall be perpetual.

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     IN WITNESS WHEREOF, this Second Restated Certificate of Incorporation, which restates and amends the Certificate of Incorporation of the Corporation, has been executed by a duly authorized officer of the Corporation on this _____ day of __________, 20[__].

By:
Name:
Title:

Exhibit B
Form of By-laws of the Surviving Corporation
MEDIACOM COMMUNICATIONS CORPORATION
A Delaware Corporation
BYLAWS

PREAMBLE
     These Bylaws contain provisions for the regulation and management of the affairs of Mediacom Communications Corporation, a Delaware corporation (the “Corporation”). They are based in part upon provisions of the Delaware General Corporation Law (the “Law”) and the Certificate of Incorporation of the Corporation (the “Certificate”) in effect on the date of adoption. If these Bylaws conflict with the Law or the Certificate as the result of subsequent changes in the Law, an intervening amendment of the Certificate or otherwise, the Law and the Certificate shall govern. In using these Bylaws, reference should also be made to the then current provisions of the laws of Delaware, the Law and the Certificate.
ARTICLE I
OFFICES AND CORPORATE SEAL
     Section 1. Registered Office. The registered office of the Corporation within the State of Delaware shall be in the City of Wilmington, County of New Castle. The Corporation may also have an office or offices other than said registered office at such place or places, either within or without the State of Delaware, as the Board of Directors (the “Board”) shall from time to time determine or the business of the Corporation may require.
     Section 2. Corporate Seal. The seal of the Corporation shall have inscribed thereon the Corporation’s name, the year of its organization, the words “Corporate Seal” and the word “Delaware”. The Board shall have power to alter the same at its pleasure.
ARTICLE II
SHARES AND TRANSFER THEREOF
     Section 1. Share Certificates. The shares of the Corporation shall be represented by certificates in such form as determined by the Board and shall be signed by the Chairman of the Board (the “Chairman”), the Vice Chairman of the Board (the “Vice Chairman”), the President, an Executive Vice President, a Senior Vice President or a Vice President and by the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary, or shall be uncertificated if so determined by the Board. In case any officer who has signed a certificate shall have ceased to be such officer before the certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer at the time of its issue. Each such certificate shall certify the number of shares and bear the Corporation’s seal. Except as otherwise expressly provided by Law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.
     Section 2. Transfer of Shares. Stock of the Corporation shall be transferable in the manner prescribed by applicable law and in accordance with these Bylaws. Upon surrender to the Corporation or any transfer agent of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificates and record the transaction upon the books of the Corporation. Upon receipt of proper transfer instructions from the registered owner of uncertificated shares such uncertificated shares shall be cancelled, and the issuance of new equivalent uncertificated shares or certificated shares shall be made to the person entitled thereto and the transaction shall be recorded upon the books of the Corporation.
     Section 3. Lost or Destroyed Certificates. In case of loss or destruction of any certificate of shares, another certificate may be issued in its place upon satisfactory proof of such loss or destruction and, at the discretion of the Board, upon giving to the Corporation a satisfactory bond of indemnity issued by a corporate surety in an amount and for a period satisfactory to the Board.
ARTICLE III
STOCKHOLDERS AND MEETINGS THEREOF
     Section 1. Stockholders of Record. Only stockholders of record shall be entitled to be treated by the Corporation as holders-in-fact of the shares standing in their respective names, and the Corporation shall not be bound to recognize any equitable or other claim to, or interest in, any shares on the part of any other person, firm, or corporation, whether or not it shall have express or other notice thereof, except as expressly provided by Law.
     Section 2. Location of Stockholder Meetings. Meetings of stockholders shall be held at the principal office of the Corporation or at such other place, either within or without of the State of Delaware, as may be designated in the notice of meeting.
     Section 3. Annual Meeting of Stockholders. In the absence of a resolution of the Board providing otherwise, the annual meeting of stockholders of the Corporation for the election of directors, and for the transaction of such other business as may properly come before the meeting, shall be held each year at such date, time and place, either within or without the State of Delaware or, if so determined by the Board in its sole discretion, at no place (but rather by means of remote communication), as may be specified by the Board in the notice of meeting. If a quorum is not present, the meeting may be adjourned from time to time.
     Section 4. Special Meetings of Stockholders. Special meetings of stockholders may be called by the Chairman (or in such person’s absence, by a Vice Chairman), the President (or in such person’s absence, by an Executive Vice President, or a Senior Vice President or a Vice

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President), the Board, or the holders of not less than one-tenth (1/10) of all shares entitled to vote on the subject matter for which the meeting is called.
     Section 5. Notice of Stockholder Meetings. Written or printed notice stating the place, date, and hour of the stockholders’ meeting, and in case of a special meeting of stockholders, the purpose or purposes for which the meeting is called, shall be delivered not less than ten (10) days nor more than sixty (60) days before the date of the meeting, either personally or by mail, facsimile, electronic mail or other means of electronic communication by or at the direction of the Chairman, any Vice Chairman, the President, the Secretary, the Board, or the officer or persons calling the meeting, to each stockholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail addressed to the stockholder at such person’s address as it appears on the records of the Corporation, with postage thereon prepaid. If notice is by facsimile, electronic mail or other means of electronic communication, such notice shall be deemed to be given at the time provided in the Law. If a quorum for the transaction of business shall not be represented at the meeting, the meeting shall be adjourned by the stockholders present.
     Section 6. Quorum. A quorum at any meeting of stockholders shall consist of a majority of the shares of the Corporation entitled to vote thereat, represented in person or by proxy. If a quorum is present, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the subject matter shall be the act of the stockholders, unless the vote of a greater number or voting by classes is required by Law, the Certificate or these Bylaws and except for the election of directors. When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any Stockholder. Directors shall be elected by a plurality of votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.
     Section 7. Proxies.
      (a) Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such person by proxy, but no such proxy shall be voted or acted upon after [three (3) years] from its date, unless the proxy provides for a longer period.
     (b) Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder by proxy, pursuant to subsection (a) of this section, the following shall constitute a valid means by which a stockholder may grant such authority:
(1)	A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or its authorized officer, director, employee, or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means including, but not limited to, facsimile signature.

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(2)	A stockholder may authorize another person or persons to act for the stockholder as proxy by transmitting or authorizing the transmission of a telegram, cablegram, or other means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization, or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such telegram, cablegram, or other means of electronic transmission must either set forth or be submitted with information from which it can be determined that the telegram, cablegram, or other electronic transmission was authorized by the stockholder. If it is determined that such telegrams, cablegrams, or other electronic transmissions are valid, the inspectors or, if there are no inspectors, such other persons making that determination shall specify the information upon which they relied.
     Any copy, facsimile telecommunication, or other reliable reproductions of the writing of transmission created pursuant to subsection (b) of this section may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication, or other reproduction shall be a complete reproduction of the entire original writing or transmission.
     A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long, as it is coupled with an interest sufficient in law to support an irrevocable power.
     Section 8. Consent in Lieu of Meeting. Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken shall be signed and dated by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be filed with the minutes of proceedings of the stockholders. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing to such action and who would have been entitled to notice of such meeting.
ARTICLE IV
DIRECTORS, POWERS, AND MEETINGS
     Section 1. Board of Directors. The business and affairs of the Corporation shall be managed by a Board of one or more persons who need not be stockholders of the Corporation or residents of the State of Delaware unless required by Law, and who shall be elected at the annual meeting of stockholders or any adjournment thereof. The number of directors may be increased or decreased by action of the stockholders from time to time. Directors shall hold office until the next succeeding annual meeting of stockholders or until their earlier resignation or removal or until their successors have been elected and qualified; however, no provision of this section shall

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be restrictive upon the right of the Board to fill vacancies or upon the right of stockholders to remove directors as is hereinafter provided. Each of the directors shall be at least eighteen years of age.
     Section 2. Annual Meeting of Board of Directors. A regular meeting of the Board for the purpose of electing officers and the transaction of such other business as may come before the meeting shall be held at the same place as, and immediately after, the annual meeting of stockholders, and no notice shall be required in connection therewith.
     Section 3. Special Meetings of Board of Directors. Special meetings of the Board may be called at any time by the Chairman (or in such person’s absence, by a Vice Chairman), the President (or in such person’s absence, by an Executive Vice President, a Senior Vice President or a Vice President), or a majority of the directors in office and may be held within or outside the State of Delaware. Notice need not be given. Special meetings of the Board may be held at any time that all directors are present in person, and the presence of any director at a meeting shall constitute waiver of notice of such meeting, except as otherwise provided by Law. Unless specifically required by Law, the Certificate, or these Bylaws, neither the business to be transacted at, nor the purpose of, any meeting of the Board need be specified in the notice or waiver of notice of such meeting.
     Section 4. Quorum. A quorum at all meetings of the Board shall consist of a majority of the number of directors then fixed by these Bylaws or by action of the stockholders, but a smaller number may adjourn from time to time without further notice, until a quorum be secured. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board, unless the act of a greater number of directors is required by the Certificate, these Bylaws, or Law.
     Section 5. Vacancies. Any vacancy occurring in the Board may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the Board. A director elected to fill a vacancy shall be elected for the unexpired term of such person’s predecessor in office, and shall hold such office until such person’s earlier resignation or removal or until such person’s successor has been elected and qualified. Any directorship to be filled by reason of an increase in the number of directors shall be filled by the affirmative vote of the directors then in office or by an election at an annual meeting or at a special meeting of stockholders called for that purpose. A director chosen to fill a position resulting from an increase in the number of directors shall hold office until the next annual meeting of stockholders or until such person’s successor has been elected and qualified.
     Section 6. Compensation of Directors. Directors may receive such fees as may be established by appropriate resolution of the Board for attendance at meetings of the Board, and in addition thereto, may receive reasonable traveling expense, if any is required, for attendance at such meetings.
     Section 7. Removal of Directors. Any director or the entire Board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except as follows: (1) Unless the Certificate otherwise provides, in the case

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of a corporation whose Board is classified, stockholders may effect such removal only for cause or (2) If the Corporation has cumulative voting and less than the entire Board is to be removed, no director may be removed without cause if the votes cast against such person’s removal would be sufficient to elect such person if then cumulatively voted at an election of the entire Board, or, if there be classes of directors, at an election of the class of directors which such person is a part.
     Section 8. Meetings by Telephone. Members of the Board may participate in and act at any meeting of the Board through the use of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation in such a meeting shall constitute attendance and presence in person at the meeting of the person(s) so participating.
     Section 9. Action Without a Meeting. Any action which is required to be taken at a meeting of the directors, or of any committee of the directors, may be taken without a meeting if a consent or consents in writing, setting forth the action so taken, are signed by all of the members of the board or of the committee as the case may be. The consents shall be filed in the corporate records. Action taken is effective when all directors or committee members have signed the consent, unless the consent specifies a different effective date. Such consent has the same force and effect as an unanimous vote of the directors or committee members and may be stated as such in any document.
ARTICLE V
OFFICERS
     Section 1. Elective Officers. The elective officers of the Corporation, who need not be directors, shall be a President, a Secretary, and a Treasurer, who shall be elected by the Board at its first meeting after the annual meeting of stockholders. Unless removed in accordance with procedures established by Law and these Bylaws, the said officers shall serve until the next succeeding annual meeting of the Board or until their respective successors have been elected and qualified. An officer may, unless prohibited by Law, hold more than one office.
     Section 2. Additional Officers. The Board may elect or appoint a Chairman, a Vice Chairman, one or more Executive Vice Presidents, one or more Senior Vice Presidents, one or more Assistant Vice Presidents, one or more Vice Presidents, one or more Assistant Secretaries, one or more Assistant Treasurers, or such other officers as it may deem advisable, who shall hold office during the pleasure of the Board, and shall be paid such compensation as may be directed by the Board.. The Chairman, if any, the Vice Chairman, if any, the President, the Executive Vice President(s), if any, and the Senior Vice President(s), if any, shall individually or collectively, be known as the “Administrative Officers.”
     Section 3. Powers and Duties. The officers of the Corporation shall respectively exercise and perform the respective powers, duties, and functions as are stated below, and as may be assigned to them by the Board.

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     (a) Chairman of the Board. The Chairman, if any, shall preside at all meetings of the stockholders and the Board. Except where, by law, the signature of the President is required, the Chairman shall possess the same power as the President to sign all certificates, contracts, and other instruments of the Corporation which may be authorized by the Board.
     (b) Vice Chairman of the Board. The Vice Chairman, if any, shall, in the absence of the Chairman, preside at all meetings of the stockholders and the Board. Except where, by law, the signature of the President is required, the Vice Chairman shall possess the same power as the President to sign all certificates, contracts, and other instruments of the Corporation which may be authorized by the Board. In the absence of the Chairman, the Vice Chairman shall perform all the duties of the Chairman.
     (c) President. The President shall preside at all meetings of the stockholders and of the Board in the absence of the Chairman and Vice Chairman. The President, any Executive Vice President, any Senior Vice President, or any Vice President, unless some other person is specifically authorized by the Board, shall sign all bonds, deeds, mortgages, leases, and contracts of the Corporation. The President, any Executive Vice President, any Senior Vice President, or any Vice President, unless some other person is specifically authorized by the Board, shall have full authority on behalf of the Corporation to attend any meeting, give any waiver, cast any vote, grant any discretionary or directed proxy to any person, and exercise any other right of ownership with respect to shares of capital stock or other securities held by the Corporation and issued by any other corporation or with respect to any partnership, membership, trust, or similar interest held by the Corporation. The President shall perform all the duties commonly incident to the office and such other duties as the Chairman, the Vice Chairman, or the Board shall designate.
     (d) Executive Vice President. The Executive Vice President(s), if any, shall perform such duties as assigned to such person by the Chairman, the Vice Chairman, the President or the Board. In the absence or disability of the President, an Executive Vice President shall perform all duties of the President. If there is more than one person holding the office of Executive Vice President, the Executive Vice President designated by the Chairman, the Vice Chairman, the President, or the Board, shall in the absence or disability of the President perform all duties of the President.
     (e) Senior Vice President. In the absence or disability of an Executive Vice President, a Senior Vice President, if any, shall perform all duties of an Executive Vice President, and when so acting, shall have all the powers of and be subject to all the restrictions of an Executive Vice President. If there is more than one person holding the office of Senior Vice President, the Senior Vice President designated by Chairman, the Vice Chairman, the President, any Executive Vice President, or the Board, shall in the absence or disability of the President or an Executive Vice President, perform all duties of the President or an Executive Vice President. Each Senior Vice President shall have such other powers and perform such other duties as may from time to time be assigned to such person by the Chairman, the Vice Chairman, the President, any Executive Vice President or the Board.

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     (f) Vice President. In the absence or disability of a Senior Vice President, a Vice President, if any, shall perform all duties of a Senior Vice President, and when so acting, shall have all the powers of and be subject to all the restrictions of a Senior Vice President. If there is more than one person holding the office of Vice President, the Vice President designated by any Administrative Officer or the Board, shall in the absence or disability of the President, an Executive Vice President or a Senior Vice President, perform all duties of the President, an Executive Vice President or a Senior Vice President. Each Vice President shall have such other powers and perform such other duties as may from time to time be assigned to such person by any Administrative Officer or the Board.
     (g) Assistant Vice President. An Assistant Vice President, if any, may, at the request of any Administrative Officer, any Vice President, or the Board, perform all the duties of a Vice President, and when so acting shall have all the powers of, and be subject to all the restrictions of a Vice President. An Assistant Vice President shall perform such other duties as may be assigned to such person by any Administrative Officer, any Vice President, or the Board.
     (h) Secretary. The Secretary shall keep accurate minutes of all meetings of the stockholders and the Board. The Secretary shall keep, or cause to be kept, a register of the stockholders of the Corporation and shall be responsible for the giving of notice of meetings of the stockholders or of the Board. The Secretary shall be custodian of the records and of the seal, if any, of the Corporation. The Secretary shall perform all duties commonly incident to the office and such other duties as may from time to time be assigned to such person by any Administrative Officer, any Vice President, or the Board.
     (i) Assistant Secretary. An Assistant Secretary, if any, may, at the request of any Administrative Officer, any Vice President, the Secretary, or the Board, in the absence or disability of the Secretary, perform all of the duties of the Secretary. If there is more than one person holding the office of Assistant Secretary, the Assistant Secretary designated by any Administrative Officer, any Vice President, the Secretary, or the Board shall in the absence or disability of the Secretary perform all duties of the Secretary. An Assistant Secretary shall perform such other duties as may be assigned to such person by any Administrative Officer, any Vice President, the Secretary, or the Board.
     (j) Treasurer. The Treasurer, subject to the order of the Board, shall have the care and custody of the money, funds, valuable papers, and documents of the Corporation. The Treasurer shall keep accurate books of accounts of the Corporation’s transactions, which shall be the property of the Corporation, and shall render financial reports and statements of condition of the Corporation when so requested by any Administrative Officer, any Vice President, or the Board. The Treasurer shall perform all duties commonly incident to the office and such other duties as may from time to time be assigned to such person by any Administrative Officer, any Vice President, or the Board.
     (k) Assistant Treasurer. An Assistant Treasurer, if any, may, at the request of any Administrative Officer, any Vice President, the Treasurer, or the Board in the absence or disability of the Treasurer, perform all of the duties of the Treasurer. If there is more than one person holding the office of Assistant Treasurer, the Assistant Treasurer designated by any

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Administrative Officer, any Vice President, the Treasurer, or the Board shall in the absence or disability of the Treasurer perform all duties of the Treasurer. The Assistant Treasurer shall perform such other duties as may be assigned to such person by any Administrative Officer, any Vice President, the Treasurer, or the Board.
     (l) Additional Officers. Any additional officers elected or appointed by the Board shall have such titles and perform such duties as may be assigned by the Board.
     Section 4. Compensation of Officers. All officers of the Corporation may receive salaries or other compensation if so ordered and fixed by the Board. The Board shall have authority to fix salaries in advance for stated periods or render the same retroactive as the Board may deem advisable.
     Section 5. Delegation of Duties. In the event of absence or inability of any officer to act, the Board may delegate the powers or duties, in addition to any other powers or duties specifically authorized in this Article V, of such officer to any other officer, director, or person whom it may select.
     Section 6. Removal of Officers. Any officer or agent may be removed by the Board, with or without cause.
ARTICLE VI
FINANCE
     Section 1. Deposits and Withdrawals; Notes and Commercial Paper. The monies of the Corporation shall be deposited in the name of the Corporation in such bank(s) or trust company(ies), as the Board shall designate, and may be drawn out only on checks signed in the name of the Corporation by such person(s) as the Board, by appropriate resolution, may direct. Notes and commercial paper, when authorized by the Board, shall be signed in the name of the Corporation by such officer(s) or agent(s) as shall thereunto be authorized from time to time.
     Section 2. Fiscal Year. The fiscal year of the Corporation shall be January 1 to December 31 or as determined by resolution of the Board.
ARTICLE VII
WAIVER OF NOTICE
     Any stockholder, officer, or director may waive, in writing, any notice required to be given by state law or under the Bylaws, whether before or after the time stated therein.

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ARTICLE IX
AMENDMENTS
     These Bylaws may be altered or repealed, and new bylaws made, by an affirmative vote of the majority of the Board, or the affirmative vote of the holders of not less than a majority of the total voting power of the then outstanding capital stock of the Corporation entitled to vote in the election of directors, voting as a single class.
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Exhibit C
Form of Voting Agreement
[Exhibit 10.1 to this Form 8-K is incorporated herein by reference.]